PURCHASE AND SALE AGREEMENT

By and Between

SUPERTEL LIMITED PARTNERSHIP, a Virginia limited partnership

(Seller)

and

WESTMONT USA DEVELOPMENT, INC., a Delaware corporation

(Purchaser)

SAVANNAH SUITES – MULTIPLE SITES

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”), dated as of the Effective Date, hereinafter defined, is made by and between SUPERTEL LIMITED PARTNERSHIP, a Virginia limited partnership (“Seller”) and WESTMONT USA DEVELOPMENT, INC., a Delaware corporation (“Purchaser”).

I.

Definitions; Sale and Purchase; Contingency Period

1.1 Definitions.

For the purpose of this Agreement, the following terms shall have the meanings indicated:

(a) Accrued Vacation and Sick Time shall have the meaning set forth in Section 7.7.

(b) Advance Deposits means the aggregate amount of any deposits received by or on behalf of Seller (whether paid in cash or by credit card) as a down payment for any Bookings.

(c) Agreement shall have the meaning set forth in the first paragraph of this Agreement.

(d) Approvals shall mean any building permits, environmental impact reports, or any other governmental permits, approvals, entitlements or acts in respect of the Property.

(e) Atlanta Hotel shall mean the leasehold interest in Land, the Improvements and related amenities commonly referred to as Savannah Suites hotel located at 140 Pine Street, Atlanta, Georgia 30308.

(f) Atlanta Land shall mean the leasehold interest in the land and all appurtenances thereto, as more particularly described in Exhibit “A-1” to this Agreement upon which the Atlanta Hotel is situated together with all appurtenances to the Atlanta Land.

(g) Augusta Hotel shall mean the Land, the Improvements and related amenities commonly referred to as Savannah Suites hotel located at 3421 Wrightsboro Road, Augusta, Georgia 30909.

(h) Augusta Land shall mean the land and all appurtenances thereto, as more particularly described in Exhibit “A-2” to this Agreement upon which the Augusta Hotel is situated together with all appurtenances to the Augusta Land.

(i) Baggage Inventory List shall have the meaning set forth in Section 7.3(b).

(j) Bill of Sale shall have the meaning set forth in Section 7.4(a).

(k) Bookings shall mean all contracts, reservations and sales files for the use or occupancy of guest rooms and/or the banquet facilities of the Hotel, to be provided and assigned to Purchaser at the Closing.

(l) Books and Records shall mean all of Seller’s books, records, files, computer data, operating reports, plans and specifications and other documentation relating exclusively to the ownership and operation of the Hotel, including the Employee List and records relating to the Bookings but excluding (i) the personnel files and employment records for all Hotel Employees, (ii) items that belong to or are proprietary to Seller or its affiliates or other third parties, (iii) internal memoranda regarding the sale, financing and/or valuation of the Hotel, and (iv) materials and information that are covered by the attorney-client privilege or any confidentiality agreement entered into by or binding on Seller or its affiliates.

(m) Business means the lodging business and all activities related thereto conducted exclusively at the Hotel, including, without limitation, (i) the rental of any guest, conference or banquet rooms or other facilities at the Hotel, (ii) the operation of any restaurant, bar or banquet services, together with all other goods and services provided at the Hotel, (iii) the rental of any commercial or retail space to tenants at the Hotel, (iv) the maintenance and repair of the Real Property and, to the extent applicable, the Personal Property, (v) the employment of the Hotel Employees, and (vi) the payment of taxes.

(n) Business day and business days shall have the meanings set forth in Section 9.9.

(o) CC&Rs shall mean any covenants, conditions and/or restrictions binding, restricting or benefiting the Property (including, without limitation, reciprocal easement agreements) which are set forth in the Title Commitment.

(p) Chamblee Hotel shall mean the Land, the Improvements and related amenities commonly referred to as Savannah Suites hotel located at 5280 Peachtree Industrial Boulevard, Chamblee, Georgia 30341.

(q) Chamblee Land shall mean the land and all appurtenances thereto, as more particularly described in Exhibit “A-3” to this Agreement upon which the Chamblee Hotel is situated together with all appurtenances to the Chamblee Land.

(r) Claims shall mean any demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, reasonable attorneys’ fees and expenses), whether direct or indirect, known or unknown, foreseen or unforeseen.

(s) Closing shall mean the consummation of the purchase and sale of the Property pursuant to this Agreement.

(t) Closing Date shall mean the date specified in Section 7.1.

(u) Code shall mean the Internal Revenue Code of 1986, as amended.

(v) Condemnation Threshold shall have the meaning set forth in Section 8.1(a).

(w) Consumables shall mean all opened and unopened food and beverages (non-alcoholic) whether in use or held in reserve storage for future use in connection with the operation of the Hotel.

(x) Contingency Period shall mean a period of time commencing on the Effective Date and ending at 5:00 p.m., Eastern Time, on the date which is seventy-five (75) days after the Effective Date.

(y) Cure Date shall have the meaning set forth in Section 4.1(a).

(z) Current Account shall have the meaning set forth in Section 7.2(i).

(aa) Cut-off Time shall mean 11:59 a.m. on the Closing Date.

(bb) Due Diligence Information shall mean those certain materials and information detailed on Exhibit “B” attached hereto.

(cc) Earnest Money shall have the meaning set forth in Section 2.2(a).

(dd) Effective Date shall mean the date this Agreement is last executed by Seller or Purchaser.

(ee) Employee Claims shall have the meaning set forth in Section 7.7(b).

(ff) Escrow Agent shall mean First Nationwide Title Agency LLC, 220 E. 42nd Street, Suite 3105, New York, New York 10017; phone 212-499-0600; email: shirsch@firstnationwidetitle.com

(gg) Excluded Assets shall mean (i) the License Agreement, including without limitation, all Seller’s rights and obligations thereunder; (ii) computer hardware, telecommunications and information technology systems and computer software that are the property of Licensor, including, but not limited to, all central reservation systems, sales systems, financial modeling, budget, group pace, incentive and human resource systems, any ancillary systems and all other proprietary systems; (iii) any employee training manuals or employee benefit manuals in use at the Hotel that are the property of Licensor; (iv) all service marks, copyrights, trade names, trademarks, symbols, logos, and all other intellectual property rights, marks or characteristics associated with a brand name of Licensor; (v) any fixtures, personal property or intellectual property owned by third parties, including, without limitation, equipment lease lessors, suppliers, vendors and licensors under Hotel Contracts or Permits, any Hotel Employees or any guests or customers of the Hotel; and (vi) all guest or customer data or information that is excluded from the definition of Hotel Guest Data and Information as described in clause (i) and (ii) of such definition below.

(hh) Existing Survey shall have the meaning set forth in Section 3.1(a).

(ii) Expendables shall mean all expendable supplies, including, without limitation, all china, glassware, linens, towels, silverware, kitchen and bar small goods, paper goods, guest supplies, cleaning supplies, operating supplies, printing supplies, stationery, uniforms and similar items, whether in use or held in reserve storage for future use in connection with the operation of the Hotel.

(jj) Greenville Hotel shall mean the Land, the Improvements and related amenities commonly referred to as Savannah Suites hotel located at 2015 Wade Hampton Boulevard, Greenville, South Carolina 29615.

(kk) Greenville Land shall mean the land and all appurtenances thereto, as more particularly described in Exhibit “A-4” to this Agreement upon which the Greenville Hotel is situated together with all appurtenances to the Greenville Land.

(ll) Ground Lease shall mean that certain Ninety Nine Year and Eleven Month Lease Agreement dated October 19, 1967 made by and between Criswell Baking Company, Inc., as landlord and Peachtree Road Biscayne, Inc., as tenant.

(mm) Ground Lease Assignment Agreement shall mean the assignment and assumption agreement for the Seller's interest as tenant under the Ground Lease, in the form attached hereto as Exhibit “F”.

(nn) Ground Lease Estoppel shall mean the estoppel certificate in the form attached hereto as Exhibit “G” executed by Ground Lessor.

(oo) Ground Lessor shall mean Alma W. Bennett, or her successor and assigns, as successor in interest of Criswell Baking Company, Inc., the ground lessor under the Ground Lease.

(pp) Jonesboro Hotel shall mean the Land, the Improvements and related amenities commonly referred to as Savannah Suites hotel located at 8240 Tara Boulevard, Jonesboro, Georgia 30236.

(qq) Jonesboro Land shall mean the land and all appurtenances thereto, as more particularly described in Exhibit “A-5” to this Agreement upon which the Jonesboro Hotel is situated together with all appurtenances to the Jonesboro Land.

(rr) License Agreement shall mean that certain License Agreement dated as of August 18, 2006 by and between Licensor and Seller.

(ss) Licensor shall mean Guest House Inn Corp., a Georgia corporation.

(tt) Furnishings shall mean all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances, vehicles and other articles of personal property (other than the Expendables, the Consumables, or the Excluded Assets) located at the Property or held in reserve storage for future use exclusively in connection with the Hotel (collectively, the “FF&E”), including, without limitation, those certain items listed on Exhibit “E” attached hereto and incorporated herein by this reference, but subject to such depletions, substitutions and replacements as shall occur and be made in the Ordinary Course of Business prior to the Closing Date.

(uu) Hazardous Substances shall mean any substance or material which (A) has been or is at any time determined by any state or federal court in a reported decision to be a waste, pollutant, contaminant, hazardous waste or hazardous substance, (B) has been or is determined by any governmental authority to be a waste, pollutant, contaminant, hazardous waste, hazardous substance or hazardous material capable of posing a risk of injury to health, safety or property, or (C) is described as, or has been or is determined to be a waste, pollutant, contaminant, hazardous waste, hazardous substance, or hazardous material under any Hazardous Waste Law.

(vv) Hazardous Waste Law shall mean any law, statute, ordinance, code, rule, regulation, decree, resolution or requirement promulgated by any governmental authority with respect to Hazardous Substances, including, without limitation, the following: (A) the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Section 6901 et seq.; (B) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9601 et seq.; (C) the Clean Water Act, 33 U.S.C. Section 1251 et seq.; (D) the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; (E) the Toxic Substances Control Act, 15 U.S.C. Sections 2601-2629; (F) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; (G) the Clean Air Act, 42 U.S.C. Section 7401 et seq.; (H) the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq.; and (I) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.

(ww) Improvements shall mean the buildings, structures (surface and sub-surface), installations and other improvements, including such fixtures and appurtenances as shall constitute real property located on the Land.

(xx) Inspections and Studies shall have the meaning set forth in Section 1.3.

(yy) Intangible Personal Property shall mean all of Seller’s right, title and interest in all intangible personal property used in connection with the ownership, operation, leasing, occupancy or maintenance of the Property, including, without limitation, the following:  (1) the Permits; (2) telephone numbers, TWX numbers, post office boxes, warranties and guaranties, signage rights, utility and development rights and privileges, general intangibles, business records, site plans, surveys, environmental and other physical reports, plans and specifications pertaining to the Land, the Improvements and/or Furnishings; and (3) all websites and domains exclusively used for the Hotel, including access to the FTP files of the websites to obtain website information and content pertaining to the Hotel (so long as not an Excluded Asset).

(zz) Land shall mean collectively the Atlanta Land, the Augusta Land, the Chamblee Land, the Greenville Land, the Jonesboro Land, the Savannah Land, and the Stone Mountain Land upon which the Hotels are situated.

(aaa) Laws shall have the meaning set forth in Section 5.1(i).

(bbb) Ledger shall have the meaning set forth in Section 7.2(i).

(ccc) Hotel shall mean, collectively the Atlanta Hotel, the Augusta Hotel, the Chamblee Hotel, the Greenville Hotel, the Jonesboro Hotel, the Savannah Hotel, and the Stone Mountain Hotel.

(ddd) Hotel Contracts shall mean all service and maintenance contracts, supply contracts, collective bargaining agreements, equipment leases, and other contracts or agreements by which Seller or the Hotel are currently bound relating to the maintenance, operation, provisioning or equipping of the Hotel, together with all related written warranties and guaranties, except for any management agreements for the Property and any other contracts or agreements that are Excluded Assets.

(eee) Hotel Employee Schedule shall mean such employment information for all Hotel Employees as is provided to the Purchaser by Seller, it being understood and agreed that the Hotel Employee Schedule may consist only of a list of employees (without names or Social Security Numbers), with an identification of each such employee’s department, position, pay rate (hourly or annually), tenure (start date) and status (whether full-time or part-time).

(fff) Hotel Employees shall mean the persons employed by Seller to operate the Hotel.

(ggg) Hotel Guest Data and Information means all guest or customer profiles, contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), histories, preferences and any other guest or customer information obtained or collected by Seller in the Ordinary Course of Business from guests of the Hotel relating specifically to such guests’ stay at the Hotel.  Hotel Guest Data and Information does not include (i) any information maintained by Seller or its affiliates or Licensor or its affiliates in their corporate databases that is not specific to guest stays at the Hotel including, without limitation, websites, central reservation databases, operational databases and preferred guest programs of Seller or affiliates of Seller or Licensor or affiliates of Licensor, and (ii) any data and information collected by Seller or Licensor the transfer or disclosure of which is prohibited or restricted by applicable Laws.

(hhh) Material Contract shall mean any Hotel Contract requiring aggregate annual payments in excess of $5000 for any year during the term of such Hotel Contract after Closing that are not cancellable with 30 days prior notice with no penalties.

(iii) Notice shall have the meaning set forth in Section 9.3.

(jjj) Objection Period shall have the meaning set forth in Section 4.1.

(kkk) OFAC shall have the meaning set forth in Section 5.1(r).

(lll) Ordinary Course of Business shall mean the ordinary course of business consistent with Seller’s past custom and practice for the Business, taking into account the facts and circumstances in existence from time to time.

(mmm) Other Tangible Personal Property shall mean the Seller’s interest in all tangible personal property used exclusively in connection with the ownership, operating, leasing, occupancy or maintenance of the Property or the Hotel and not otherwise included within the other categories of the definition of Property (all to the extent that they are not Excluded Assets).

(nnn) Permits shall mean all licenses, franchises, permits, certificates of occupancy, authorizations and approvals used in or relating to the ownership, maintenance, occupancy, operation or use of any part of the Hotel and/or the Property.

(ooo) Permitted Exceptions shall mean, collectively, (i) any lien, encumbrance or security interest created by Purchaser at Closing in connection with Purchaser’s acquisition of the Property, (ii) any exceptions to title that are mutually agreed upon by Seller and Purchaser in writing, and (iii) any title exceptions to which Purchaser does not object in accordance with Section 3.1 or Section 4.1, and any title exceptions to which Purchaser objects that are not cured and which Purchaser is deemed to have accepted and approved in accordance with Section 3.1 or Section 4.1; provided, however, that the following items will be deemed Permitted Exceptions whether or not Purchaser objects thereto:  (w) taxes and assessments which are not yet due and payable, (x) zoning ordinances and regulations, (y) mechanic’s liens caused by Purchaser or its agents, and (z) standard printed title exceptions, other than those that may be removed by endorsement or deletion or by the execution and delivery of a customary affidavit or indemnity of Seller (in form reasonably acceptable to the Title Company) in favor of the Title Company.

(ppp) Personal Property shall mean, collectively, Seller’s interest in: (i) the Furnishings, (ii) the Consumables (subject to the credit to Seller in Section 7.2(l)), (iii) the Expendables, (iv) the Hotel Contracts, (v) the Books and Records, (vi) the Hotel Guest Data and Information, (vii) the Bookings, (viii) the Advance Deposits, (ix) the assignable Permits (to the extent transferable by Seller), and (x) the Intangible Personal Property (to the extent transferable by Seller); but expressly excluding any Excluded Assets.

(qqq) Post-Closing Expenses shall have the meaning set forth in Section 7.2(e).

(rrr) Property shall have the meaning set forth in Section 1.2.

(sss) Purchase Orders shall have the meaning set forth in Section 7.2(e).

(ttt) Purchase Price shall have the meaning set forth in Section 2.1.

(uuu) Purchaser shall have the meaning set forth in the first Paragraph of this Agreement.

(vvv) Real Property shall mean the Land and Improvements.

(www) Reporting Person shall have the meaning set forth in Section 7.9(a).

(xxx) Retained Accounts shall have the meaning set forth in Section 7.2(i).

(yyy) Savannah Hotel shall mean the Land, the Improvements and related amenities commonly referred to as Savannah Suites hotel located at 60 W. Montgomery Cross Road, Savannah, Georgia 31406.

(zzz) Savannah Land shall mean the land and all appurtenances thereto, as more particularly described in Exhibit “A-6” to this Agreement upon which the Savannah Hotel is situated together with all appurtenances to the Savannah Land.

(aaaa) Seller shall have the meaning set forth in the first Paragraph of this Agreement.

(bbbb) Stone Mountain Hotel shall mean the Land, the Improvements and related amenities commonly referred to as Savannah Suites hotel located at 4893 Memorial Drive, Stone Mountain, Georgia 30083.

(cccc) Stone Mountain Land shall mean the land and all appurtenances thereto, as more particularly described in Exhibit “A-7” to this Agreement upon which the Stone Mountain Hotel is situated together with all appurtenances to the Stone Mountain Land.

(dddd) Surviving Obligations shall have the meaning set forth in Section 1.3(e).

(eeee) Tax Certificates shall have the meaning set forth in Section 7.5(d).

(ffff) Title Commitment shall have the meaning set forth in Section 4.1(a).

(gggg) Title Company shall have the meaning set forth in Section 4.1(a).

(hhhh) Title Policy shall have the meaning set forth in Section 5.4(f).

(iiii) Updated Survey shall have the meaning set forth in Section 3.1.

(jjjj) WARN Act shall have the meaning set forth in Section 7.7 (a).

(kkkk) Warranty deed shall have the meaning set forth in Section 7.4(a).

1.2 Sale and Purchase.

Seller agrees to sell the Real Property and the Personal Property (collectively, the “Property”) to Purchaser, and Purchaser agrees to acquire the Property from Seller, subject to the terms, covenants, conditions and provisions set forth in this Agreement.

1.3 Contingency Period; Access; Review of Materials.

(a) During the Contingency Period, Seller shall use commercially reasonable efforts to cooperate with Purchaser in connection with Purchaser’s investigations and inspections of the Property and the operation of the Hotel thereon.  Within three (3) business days after the Effective Date, Seller shall provide to Purchaser the Due Diligence Information, and Seller shall promptly provide or make available to Purchaser such additional information relating to the Property in Seller’s possession or control as Purchaser may reasonably request.  During the Contingency Period, Purchaser may, subject to the rights of the guests of the Hotel and the limitations set forth below, perform such physical inspections (including, without limitation, Phase I environmental site assessments), surveys and studies, and review such other matters related to the Hotel (including, without limitation, the Hotel Contracts, the Engineering Report, the Environmental Report, the Permits, and the Books and Records), as Purchaser reasonably deems necessary for its review of the Property (collectively, “Inspections and Studies”).  In connection with the Inspections and Studies, Purchaser shall have the right, at its sole risk, responsibility, cost and expense, to enter upon the Property, with at least 24 hours advance notice to Seller, only during normal business hours and only accompanied by an agent for Seller, for the purpose of conducting such Inspections and Studies.  Purchaser’s right to perform the Inspections and Studies shall be subject to and will not interfere with or disturb the rights of guests at the Hotel.  Notwithstanding anything in this Agreement to the contrary, Purchaser shall not be permitted to conduct invasive or destructive testing or sampling of the Property (including drilling or boring) without the prior written consent of Seller, which consent will not be unreasonably withheld; provided, however, that after any such invasive testing, Purchaser shall promptly repair and restore the Property to its condition prior to such testing.

(b) In connection with Purchaser’s Inspections and Studies, upon Seller’s written request, Purchaser shall provide, at its expense, evidence of its commercial general liability insurance and personal injury liability coverage naming Seller as an additional insured, from an insurer and in amounts reasonably acceptable to Seller.

(c) Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates, officers, directors, members, shareholders, employees, representatives and agents for, from and against any Claims arising from or related to Purchaser’s or its agents or contractors entry upon the Property or any such Inspections and Studies, except (i) for the discovery of existing conditions at the Hotel so long as following such discovery Purchaser does not exacerbate such conditions through its actions, and (ii) to the extent caused by the willful misconduct or negligence of Seller or its agents, employees or contractors.  After any such entry, Purchaser shall promptly restore the Property to its prior condition, if its condition was changed by such entry.  This Section 1.3(c) shall survive the Closing and any termination of this Agreement.

(d) Prior to the expiration of the Contingency Period, Purchaser shall not interview any Hotel Employees without Seller’s prior consent, which consent shall not be unreasonably withheld or delayed.  During the four (4) weeks prior to Closing and provided that this Agreement has not been terminated in accordance herewith, Purchaser shall have the right to interview any such Hotel Employees for possible employment.

(e) If Purchaser elects on or before expiration of the Contingency Period, for no reason or for any reason whatsoever, in its sole and absolute discretion, not to proceed with the transaction contemplated by this Agreement, Purchaser will deliver written notice of such decision to Seller and Escrow Agent, whereupon this Agreement shall terminate and the Escrow Agent shall release and return the Earnest Money to Purchaser; provided, however, that in the event of a termination by Purchaser under this Section 1.3(e), each party shall continue to be obligated under the indemnity and other provisions in the Agreement that expressly survive termination, (collectively, the “Surviving Obligations”).  Purchaser’s failure to deliver to Seller and Escrow Agent a written notice of termination within the time period set forth above shall be deemed to constitute Purchaser’s election to proceed with the transaction contemplated hereby.

(f) If, during the Contingency Period, Purchaser determines that there are any Hotel Contracts that it does not wish to assume, Purchaser will provide Seller with written notice of its election not to assume such designated Hotel Contract(s) (the “Hotel Contracts Termination Notice”) and Seller shall terminate the same prior to Closing.

(g) By closing on its acquisition of the Property, Purchaser agrees to assume and honor all of the Bookings.  Further, Purchaser shall assume all Hotel Contracts except those listed in the Hotel Contracts Termination Notice.  Seller shall not be responsible for any type of termination fees or liquidated damages under any Hotel Contract as a result of the assignment and assumption of such Hotel Contract in connection with the transfer of the Property or the termination of such Hotel Contracts.  Seller will be responsible for obtaining the consent to the transfer of any Hotel Contract which requires such consent; provided that Purchaser shall cooperate as reasonably necessary in obtaining any such consent.

II.

Consideration

2.1 Purchase Price.

The Purchase Price for the Property shall be TWENTY TWO MILLION FIVE HUNDRED THOUSAND and No/100 Dollars ($22,500,000.00) (the “Purchase Price”), as increased or decreased by prorations and adjustments provided for in this Agreement, and will be paid by Purchaser by wire transfer of immediately available good funds to Escrow Agent on or before the Closing.  There is no financing contingency to Purchaser’s obligation to purchase hereunder.

2.2 Earnest Money.

(a) No later than 5:00 p.m. on the date that is two (2) business days after the Effective Date hereof, Purchaser shall deposit the sum of TWO HUNDRED AND FIFTY THOUSAND AND NO/100 DOLLARS  ($250,000.00) in cash as an earnest money deposit (together with any interest earned thereon, the “Earnest Money”) by wire transfer to Escrow Agent.  If the Earnest Money is not timely made, Seller may terminate this Agreement at any time prior to receipt by the Escrow Agent of the Earnest Money, in which case this Agreement shall terminate.

(b) No later than 5:00 p.m. on the third (3rd) day after the expiration of the Contingency Period, Purchaser shall increase the Earnest Money deposit to the total sum of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00).  Except if Purchaser terminates this Agreement during the Contingency Period pursuant to Section 1.3, if the additional Earnest Money is not timely paid, Seller may terminate this Agreement at any time after the Contingency Period has expired but prior to receipt by the Escrow Agent of the additional Earnest Money, in which event this Agreement shall terminate and Seller shall be entitled to retain any Earnest Money then being held by Escrow Agent.

(c) The Earnest Money shall be delivered to and held by Escrow Agent in escrow in an interest-bearing account pursuant to the terms of this Agreement.  If the Closing occurs in accordance with the terms and provisions of this Agreement, the Earnest Money and any interest earned thereon shall be paid to Seller and credited against the Purchase Price.  If the Closing does not occur, the Earnest Money and any interest earned thereon shall be held and delivered as provided in this Agreement.  At the time of delivering the Earnest Money deposit, Purchaser shall deliver to Escrow Agent a completed W-9 form for the attribution of any interest earned on the Earnest Money.

(d) Seller and Purchaser acknowledge and agree that if Purchaser does not terminate this Agreement as set forth in Section 1.3(e), the Earnest Money will be deemed earned by Seller and non-refundable to Purchaser for any reason other than (i) the failure of any condition precedent to Purchaser’s obligation to purchase the Property, (ii) Seller’s default (after the expiration of the notice and cure period provided in Section 6.2) under this Agreement in any material respect, or (iii) Purchaser’s termination of this Agreement pursuant to Article VIII (Condemnation and Risk of Loss) or any other provision of this Agreement expressly authorizing Purchaser to terminate this Agreement and receive a return of the Earnest Money.

2.3 Allocation.

Attached hereto as Schedule 2.3 is Seller’s proposed allocations of the Purchase Price among the Hotels and between the real property versus personal property. Seller and Purchaser will negotiate in good faith to agree to the final allocation during the Contingency Period.  Seller and Purchaser agree to file federal, state and local tax returns consistent with such allocations agreed upon between the parties.

III.

Survey

3.1 Survey.

Within three (3) days after the Effective Date, Seller shall deliver to Purchaser a copy of its most recent survey in respect of the Property (the “Existing Survey”).  Purchaser, at Purchaser’s expense, may have the Existing Survey updated or otherwise modified (the “Updated Survey”) as required by Purchaser and so as to be sufficient to allow the Title Company to issue at the Closing an ALTA owner’s policy of title insurance in favor of Purchaser covering the Property with the survey exception modified to reflect specifically only those matters appearing on the Updated Survey.  If Purchaser obtains the Updated Survey within the Objection Period, Purchaser may provide any objections to matters appearing thereon during the Objection Period, and those objections will be addressed in the same manner as title objections pursuant to Section 4.1(a) below.  If the Title Company will accept a “survey affidavit of no change” from Seller in lieu of requiring an Updated Survey in order to delete the standard survey exceptions, Seller shall provide such affidavit, but only to the extent the statements requested therein are true and correct.

IV.

Title Insurance

4.1 Title Commitment.

(a) Within thirty (30) days after the Effective Date, Purchaser will obtain, at Purchaser’s expense (which expense shall be commercially reasonable), a preliminary title commitment (and complete legible copies of all documents or items referenced therein as exceptions) issued by an insurance company licensed in Georgia and South Carolina (with respect to the Greenville Land) (referred to herein as the “Title Company”), in respect of the Property (collectively, the “Title Commitment”).  Purchaser shall, on or before the expiration of the Contingency Period (the “Objection Period”), object in writing to any matters shown in the Title Commitment to which it wishes to object.  Purchaser’s failure to timely object to any such matters shall be deemed to constitute Purchaser’s approval of same, and such shall then become Permitted Exceptions.  If Purchaser timely objects to any item set forth in the Title Commitment, then Seller shall take reasonable good faith efforts to cure such objections, or agree and acknowledge in writing that such objections will be cured prior to or upon Closing.  Seller shall have until 5:00 p.m. (Eastern Time) on the date which is five (5) days after the expiration of the Objection Period (the “Cure Date”) to cure such objections or agree and acknowledge in writing that such objections will be cured prior to or upon Closing.  If Seller timely cures or commits in writing to cure such objections, then the Title Commitment shall be deemed approved, and all other exceptions therein shall then become Permitted Exceptions.  If Seller does not timely cure such objections prior to the Cure Date, then Purchaser shall, on or before the expiration of the Contingency Period, either (i) terminate this Agreement by delivering to Seller a written notice of termination, whereupon Escrow Agent shall disburse the Earnest Money to Purchaser, the Agreement will terminate and each party shall continue to be obligated under the Surviving Obligations, or (ii) waive its objection to the disapproved items that Seller has not cured or committed to cure, which shall then become Permitted Exceptions.  Purchaser’s failure to timely deposit with Seller and Escrow Agent a written notice of termination shall be deemed to constitute Purchaser’s waiver of its objection to said items and such items shall become Permitted Exceptions.

(b) Purchaser shall have five (5) business days after receipt of any updates to the Title Commitment (including receipt of any documents referenced in such update) to object to any matters disclosed therein which were not disclosed in the original Title Commitment, and the procedure for objecting to such matters and Purchaser’s right to terminate this Agreement, if applicable, shall be as set forth in Section 4.1(a) above except that the “Objection Period” shall mean the five (5) business day period referred to in this clause (b).

V.

Representations, Warranties, Covenants

and Conditions Precedent

5.1 Seller’s Representations and Warranties.  Seller makes the following representations and warranties to Purchaser, which shall be deemed to have been made as of the Effective Date and as of the Closing:

(a) Seller is a duly organized and validly existing limited partnership, is in good standing in the State of Virginia, and has full power to enter into this Agreement and to perform its obligations under this Agreement.

(b) The execution and delivery of this Agreement has been or will be, prior to Closing, duly authorized by all necessary and appropriate limited partnership action of Seller.

(c) No consent or approval of any person, entity, or governmental authority is required with respect to the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby or the performance by Seller of its obligations under this Agreement.  The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller will not (i) violate any provision of the Seller’s organizational or governing documents; (ii) violate any Law binding on Seller; (iii) result in a violation or breach of, or constitute a default under, any of the Material Contracts, except to the extent such violation, breach or default would not have a material adverse effect on the Business, or the Seller’s ability to consummate the transaction described in this Agreement; or (iv) result in the creation or imposition of any lien or encumbrance on the Property or any portion thereof.

(d) Seller has not made any general assignment for the benefit of creditors, become insolvent or filed a petition for voluntary bankruptcy or filed a petition or answer seeking reorganization or an arrangement or composition, extension or readjustment of its indebtedness or consented, in any creditors’ proceeding, to the appointment of a receiver or trustee of Seller or the Property or any part thereof of either of them or been named in an involuntary bankruptcy proceeding and to Seller’s knowledge, no such actions are contemplated or have been threatened.

(e) Except as set forth on Schedule 5.1(e) attached hereto, there are no leases or occupancy agreements affecting all or any portion of the Property except for the standard transient accommodation agreements between Seller and guests of the Hotel.

(f) There are no Material Contracts affecting the Property except as set forth in Exhibit “C” to this Agreement.  True and complete copies of the Material Contracts (including all amendments) have been provided to Purchaser or will be provided to Purchaser no later than five (5) business days after the Effective Date.  All of the Material Contracts described in Exhibit “C” are in full force and effect, and, to Seller’s knowledge, there are no material defaults by any party thereunder.

(g) Except for the Material Contracts set forth in Exhibit “C” to this Agreement, there are no existing management agreements or license agreements relating to the Hotel other than Seller’s existing management agreement with Strand Development Company, LLC (the “Management Agreement”) and the License Agreement.  Each Management Agreement and Material Contract shall be terminated at Seller’s sole cost and expense as of the date of the Closing unless Purchaser notifies Seller in writing otherwise.

(h) To Seller’s knowledge, all Permits necessary for the operation of the Hotel are set forth in Exhibit “D” to this Agreement.  True and complete copies of the Permits have been provided to Purchaser or will be provided to Purchaser no later than five (5) business days after the Effective Date.  Except as otherwise disclosed to Purchaser on Exhibit “D”, Seller has not received any written notice of any uncured violations of any Permit, and to Seller’s knowledge, all of the Permits described in Exhibit “D” are in full force and effect.

(i) Seller has not received any written notice of uncured violations (or investigation of potential violation) of laws, ordinances, orders or regulations (collectively, “Laws”) of governmental or quasi-governmental authorities with respect to the Property, nor has Seller received any written notice of any uncured violation of any CC&Rs.

(j) To Seller’s knowledge, other than (i) Hazardous Substances used in the ordinary course of maintaining, operating and cleaning the Hotel in commercially reasonable amounts and in accordance with all Hazardous Waste Laws, (ii) Hazardous Substances used as fuels, lubricants or otherwise in connection with vehicles, machinery and equipment located at the Hotel in commercially reasonably amounts and in accordance with all Hazardous Waste Laws, (iii) matters disclosed in the Environmental Report, no Hazardous Substances are, or have been during any period of Seller’s ownership of the Hotel, present on, under or in the Hotel in violation of any Hazardous Waste Laws.  A true and complete copy of the Environmental Report, to the extent in Seller’s or manager’s possession or control, has been provided to Purchaser or will be provided to Purchaser no later than five (5) business days after the Effective Date.

(k) Except as disclosed on Schedule 5.1(k) attached hereto, Seller is not currently involved in any litigation, investigations or other proceedings which, if, adversely determined, could reasonably be expected to have a material adverse effect on the operation of the Property, the financial condition or results of operations of the Property or Seller’s ability to consummate the transaction contemplated by this Agreement, nor has Seller received any written notice that any such litigation, investigations or other proceedings are to be instituted nor does Seller have any knowledge that any such litigation, investigations or other proceedings are threatened.

(l) Seller has not received written notice from any condemning authority of any pending or threatened condemnation action affecting any portion of the Property.

(m) Seller has provided to Purchaser, or within five (5) business days after the Effective Date, Seller will provide to Purchaser true and complete copies, to the extent in Seller’s possession or control, of all bills for real estate and personal property taxes and assessments for the current tax year and the two (2) immediately preceding tax years.

(n) Seller has provided to Purchaser, or within five (5) business days after the Effective Date Seller will deliver to Purchaser, financial statements for the Hotel (consisting of un-audited financial statements for the last three (3) years (or Seller’s ownership period, whichever is less) and any year-to-date financial statements and operating budgets prepared for the Hotel for the current year).  To Seller’s knowledge, all of these financial statements are in all material respects true and complete and fairly represent the financial condition of the Hotel as of the dates stated therein.

(o) Seller owns good and marketable title to the Consumables, Expendables, and Furnishings free and clear of all liens, leases and encumbrances; subject to a GE loan, which will be paid at Closing.

(p) Seller is not a “foreign person” as defined in the Foreign Investment in Real Property Tax Act of 1980, as amended.

(q) All sales and use taxes (other than those sales taxes, if any, arising from the sale of the Property from Seller to Purchaser, which will be paid by Seller at Closing), hotel/motel occupancy taxes, real and personal property taxes, employer withholding taxes and similar taxes that are due as of the Closing Date (or applicable to any period prior to Closing) have been paid in full (or will be provided for at the Closing pursuant to the provisions of Section 7.2 below), and all required reports and returns relating thereto have been, or will be, timely filed.  Seller has not received written notice of any special tax assessment relating to the Hotel, the Property or any portion thereof, and there are no tax agreements in place affecting the Hotel or the Property.

(r) Neither it nor any of its affiliates, nor, to Seller’s knowledge, any of their respective partners, members, shareholders or other equity owners, or to Seller’s knowledge, any of their respective employees, officers directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and Seller is not and will not assign or otherwise transfer this Agreement to, contract with or otherwise engage in any dealings of transactions or be otherwise associated with such persons or entities.

(s) A true and complete copy of any engineering reports, to the extent in Seller’s possession, has been provided to Purchaser or will be provided to Purchaser no later than five (5) business days after the Effective Date.

(t) The representations and warranties of Seller shall survive the Closing. Seller shall indemnify and hold Purchaser harmless for, from and against any Claim arising or resulting from a material breach of any of Seller’s representations or warranties pursuant to Section 9.14.

5.2 Purchaser’s Representations and Warranties.  Purchaser makes the following representations and warranties to Seller, which shall be deemed to have been made as of the Effective Date and as of the Closing:

(a) Purchaser is a duly organized and validly existing corporation, is in good standing in the State of Delaware and has full power to enter into this Agreement and to perform its obligations under this Agreement.

(b) The execution and delivery of this Agreement has been or will be duly authorized by all necessary and appropriate action of Purchaser.

(c) No consent or approval of any person, entity, or governmental authority is required with respect to the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby or the performance by Purchaser of its obligations under this Agreement except for such consents as shall be obtained by Purchaser prior to the Closing.

(d) Neither Purchaser nor any of its affiliates, nor, to Purchaser’s knowledge, any of their respective partners, members, shareholders or other equity owners, or their respective employees, officers directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under any OFAC regulations (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and Purchaser is not and will not assign or otherwise transfer this Agreement to, contract with or otherwise engage in any dealings of transactions or be otherwise associated with such persons or entities.

(e) Seller has not authorized Purchaser to use the name “Savannah Suites” or any variation thereof.

(f) The representations and warranties of Purchaser shall survive the Closing. Purchaser shall indemnify and hold Seller harmless for, from and against any Claim arising or resulting from a material breach of any of Purchaser’s representations or warranties pursuant to Section 9.19.

5.3 Covenants.

Seller and Purchaser, as applicable, covenant and agree to perform the following covenants from the Effective Date to the Closing:

(a) Seller shall assist Purchaser and Purchaser’s agents, on or before Closing, in acquiring all information necessary to enable Purchaser’s agents and Seller’s agents to compute the prorations described in Section 7.2.

(b) Seller will not, without the prior approval of Purchaser, which approval shall not be unreasonably withheld or delayed, sell exchange, assign, transfer, convey, lease or otherwise dispose of, or enter into any agreement or negotiate any agreement to sell exchange, assign, transfer, convey, lease or otherwise dispose of, all or any part of the Property or any interest therein except for Furnishings, Consumables, and Expendables in the Ordinary Course of Business; provided, however, that in the event Purchaser fails to respond to Seller within three (3) business days after Purchaser is notified of such desired disposition, such failure to respond shall be deemed to constitute Purchaser’s approval of same.

(c) Seller will not amend in any material respect or terminate any Material Contracts or Permits (except as required by the terms of this Agreement) without the prior approval of Purchaser, which approval shall not be unreasonably withheld or delayed; provided, however, that in the event Purchaser fails to respond to Seller within three (3) business days after Purchaser is notified of such proposed amendment or termination, such failure to respond shall be deemed to constitute Purchaser’s approval of same.  Notwithstanding the foregoing, Seller will be allowed to (i) amend, extend or terminate Material Contracts and Permits in the Ordinary Course of Business, and (ii) enter into new Material Contracts if they are terminable by Purchaser without any termination fee upon not more than thirty (30) days notice.  Seller will pay all charges prior to delinquency under such Material Contracts, and Seller will perform all of its obligations under such Material Contracts.

(d) Seller will not enter into any contracts, licenses, easements or other agreements relating to the Property which will obligate Purchaser or be a charge or lien against the Property, except those necessary to continue the Business and operation of the Hotel in the Ordinary Course of Business and which are terminable without penalty on no more than thirty (30) days notice, without the prior approval of Purchaser, which approval shall not be unreasonably withheld or delayed; provided, however, that in the event Purchaser fails to respond to Seller within three (3) business days after Purchaser is notified of Seller’s intention to take such proposed actions, such failure to respond shall be deemed to constitute Purchaser’s approval of same.  Seller shall promptly provide written notice to Purchaser of any new agreements entered into by Seller that are not in the Ordinary Course of Business or are otherwise incompatible with the requirements set forth in this Section 5.4(d), along with a copy of any such agreements.

(e) Seller will cause the Property to be operated and maintained in the Ordinary Course of Business which undertaking includes, but is not limited to, (i) maintaining Expendables, Furnishings, and Consumables in the Ordinary Course of Business, (ii) entering into Bookings in the Ordinary Course of Business, and (iii) performing maintenance and repairs for the Property in the Ordinary Course of Business.

(f) Seller will terminate any existing management agreement to be effective on the Closing Date, at Seller’s sole cost and expense.

(g) Seller will maintain until the Closing Date the existing insurance coverage for the Property.

(h) Seller shall maintain its Books and Records in the Ordinary Course of Business, in accordance with sound accounting principles applied on a basis consistent with the basis used in keeping its Books and Records in prior years.  At the Closing, Purchaser shall become the owner of all Books and Records.

(i) Seller shall promptly notify Purchaser of any event or circumstance that constitutes a material change to any of Seller’s representations and warranties set forth in this Agreement.

(j) Seller shall continue to use Seller’s commercially reasonable efforts to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Property in the Ordinary Course of Business; and all advance room bookings and reservations and all meetings and function bookings shall be booked at rates, prices and charges heretofore customarily charged by Seller for such purposes in the Ordinary Course of Business. Seller acknowledges that the Purchase Price includes the transfer of Bookings.

(k) Seller shall not modify or release any warranties or guaranties applicable to the Property other than in the Ordinary Course of Business.

(l) Promptly after the Effective Date, Seller shall request that Ground Lessor execute the Ground Lease Assignment Agreement and Ground Lease Estoppel, and shall diligently pursue Ground Lessor’s execution and delivery of the Ground Lease Assignment Agreement and Ground Lease Estoppel to Escrow Agent, which documents shall be held in escrow by Escrow Agent pending closing.

(m) Seller shall maintain the quantities of Consumables through closing at approximately the same quantities existing at the expiration of the Contingency Period.

5.4 Conditions Precedent to Purchaser’s Obligations.

Purchaser’s obligations under this Agreement are conditioned upon the satisfaction of the following conditions:

(a) Seller’s representations and warranties set forth in this Agreement shall continue to be true and accurate in all material respects.

(b) Seller shall have performed all of its obligations in all material respects under this Agreement, including, without limitation, the delivery of the documents set forth in Section 7.4(a).

(c) There shall be no judicial, quasi-judicial, administrative or other proceeding initiated by a person or entity that is not an affiliate of Purchaser pending that seeks to enjoin the consummation of the sale and purchase hereunder as of the Closing Date.

(d) Subject to the provisions of Article VIII, the Property shall on the Closing Date be in the same condition as on the Effective Date except as attributable to ordinary wear and tear and depletion and replenishment of Consumables and Expendables in the Ordinary Course of Business.

(e) At Seller’s sole cost and expense, any and all management agreements for the Property shall be terminated as of the Closing Date and Seller shall deliver possession of the Property to Purchaser at the Closing Date free and clear of such management agreements.

(f) On or prior to Closing, the Title Company shall irrevocably commit to issue to the Purchaser an owner’s policy of title insurance for the Land pursuant to a marked title commitment or pro forma policy effective as of the date of Closing in the amount of the Purchase Price (or such amount allocated pursuant to Section 2.3 above), subject only to the Permitted Exceptions (the “Title Policy”).

(g) That Purchaser has not received any written notification from Ground Lessor that withdraws their consent to the Ground Lease Assignment Agreement, or that materially and negatively revises any information provided in the Ground Lessor Estoppel.

If any of the foregoing conditions have not been satisfied as of the Closing Date for reasons other than a Purchaser default, then Purchaser, subject to any applicable notice and cure periods as provided in other provisions of this Agreement (including, without limitation, Section 6.2 below), shall be entitled to terminate this Agreement pursuant to this Section 5.4 by giving Seller written notice to such effect, whereupon Escrow Agent shall disburse the Earnest Money to Purchaser as set forth in Section 2.2 and the parties shall thereafter have no further rights or liabilities under this Agreement, except that (i) each party shall pay one-half (1/2) of the expenses of escrow unless the termination is solely due to Seller’s failure to perform its obligations hereunder in which event Seller shall pay the expenses of escrow, and (ii) each party shall continue to be obligated under the Surviving Obligations.  Notwithstanding the foregoing, in the event that Purchaser terminates this Agreement due to a Seller’s default, Section 6.2 shall control the obligations of the parties and disbursements of the Earnest Money.

5.5 Conditions Precedent to Seller’s Obligations.

Seller’s obligations under this Agreement are conditioned upon the satisfaction of the following conditions:

(a) Purchaser’s representations and warranties set forth in this Agreement shall continue to be true and accurate in all material respects.

(b) Purchaser shall have performed all of its obligations in all material respects under this Agreement, including, without limitation, the delivery of the documents set forth in Section 7.4(b).

(c) There shall be no judicial, quasi-judicial, administrative or other proceeding initiated by a person or entity that is not an affiliate of Seller pending that seeks to enjoin the consummation of the sale and purchase hereunder as of the Closing Date.

If any of the forgoing conditions have not been satisfied as of the Closing Date for reasons other than a Seller default, then Seller, subject to any applicable notice and cure periods as provided in other provisions of this Agreement (including without limitation, Section 6.1 below), shall be entitled to terminate this Agreement pursuant to this Section 5.5 by giving Purchaser written notice to such effect, whereupon Escrow Agent shall disburse the Earnest Money as set forth in Section 2.2 and the parties shall thereafter have no further rights or liabilities under this Agreement, except that (i) each party shall pay one-half (1/2) of the expenses of escrow unless the termination is solely due to Purchaser’s failure to perform its obligations hereunder in which event Purchaser shall pay the expenses of escrow, and (ii) each party shall continue to be obligated under the Surviving Obligations.  If Seller has actual knowledge that a condition remains unsatisfied but nonetheless elects not to terminate this Agreement or to pursue any remedies it may have under Article VI and proceeds with the Closing, then such unsatisfied condition shall be deemed waived by Seller.  Notwithstanding the foregoing, in the event that Seller terminates this Agreement due to a Purchaser default, Section 6.1 shall control the obligations of the parties and disbursements of the Earnest Money.

VI.

Remedies

6.1 Seller’s Remedies.

Prior to entering into this transaction, the parties have agreed that it would be extremely difficult and impracticable, if not impossible, to ascertain with any degree of certainty the amount of damages which would be suffered by Seller in the event of Purchaser’s failure to perform its obligations under this Agreement to purchase the Property.  Accordingly, the parties hereby agree that a reasonable estimate of Seller’s damages in such event is the amount of the Earnest Money, and if Purchaser defaults in any material respect in performing the obligations under this Agreement to close the purchase of the Property, including, but not limited to, its obligations under Section 7.4(b), then Seller, as its sole remedy therefor, after delivery of written notice to Purchaser of such failure and the expiration of a five (5) business day cure period from delivery of such notice, shall be entitled to immediately terminate this Agreement by giving Purchaser and Escrow Agent written notice to such effect, and receive and retain the Earnest Money as liquidated damages, whereafter the parties shall have no further rights or liabilities under this Agreement, except that (i) Purchaser shall pay the expenses of escrow, and (ii) each party shall continue to be obligated under the Surviving Obligations.

6.2 Purchaser’s Remedies.

If, prior to Closing, Seller defaults in any material respect in performing its obligations under this Agreement, including but not limited to its obligations under Section 7.4(a), then Purchaser shall have the right, after delivery of written notice to Seller of such failure and the expiration of a five (5) business day cure period from delivery of such notice, to exercise any one of the following as Purchaser’s sole and exclusive remedy:

(a) proceed to Closing without any reduction in or set-off against the Purchase Price; or

(b) terminate this Agreement by giving Seller and Escrow Agent written notice of such election prior to or at the Closing whereupon (i) Escrow Agent shall promptly return the Earnest Money to Purchaser, (ii) neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement, except that (A) Seller shall pay the expenses of escrow, (B) each party shall continue to be obligated under the Surviving Obligations; or

(c) seek specific performance on the part of Seller under the terms of this Agreement.

6.3 Attorneys’ Fees.

If any litigation or other enforcement proceeding is commenced in connection with this Agreement, then the prevailing party shall be entitled to receive payment of its reasonable attorneys’ fees and expenses and court costs from the other party (and in addition to any liquidated damages under Section 6.1).

6.4 Survival.

The provisions of this Article VI shall survive the Closing or earlier termination of this Agreement.

VII.

Closing Matters

7.1 Closing Date.

The Closing shall be held on or before forty-five (45) days after the expiration of the Contingency Period (the “Closing Date”).  If the Closing Date has not occurred by December 31, 2013, except if Closing does not occur by then due to Seller’s default, then Purchaser shall be considered to be in default. The Closing shall be effected through the escrow with Escrow Agent on terms reasonably acceptable to Seller, Purchaser and Escrow Agent (including that all of the funds and documents to be transferred hereunder shall be delivered through the escrow with Escrow Agent).  Purchaser and Seller shall execute appropriate instructions to implement the closing of such escrow.

7.2 Adjustment and Prorations.

The matters and items set forth below shall be apportioned between Seller and Purchaser or, where applicable, credited in total to a particular party:

(a) Taxes.  All real and personal property taxes and special assessments, if any, whether payable in installments or not, shall be prorated as of the Cut-Off Time and Seller shall be responsible for all such amounts attributable to the period prior to the Cut-Off Time, and Purchaser shall be responsible for all such amounts attributable to the period after the Cut-Off Time.  If the actual amount of taxes due for the tax year in which the Closing occurs are not available from the taxing authority as of the Closing Date, then such taxes shall be prorated on an estimated basis using the taxes levied for the prior tax year, assuming a payment by November 30.

(b)   Reservation Deposits.  Prepaid and unearned reservation deposits and other such third party prepaid items relating to periods after the Cut-Off Time shall be transferred to Purchaser, or the amounts thereof credited to Purchaser, at the Closing.

(c) Utility Charges.  Utility charges for telephone, gas, electricity, sewer, water and other services shall not be prorated to the extent that Seller can make arrangements for the rendering of final bills based on meter readings as of the Cut-Off Time.  Seller shall be responsible for the payment at the Closing of all bills for utility charges up to and including the Cut-Off Time.  To the extent that utility bills cannot be rendered as of the Closing Date, such charges for the period through the Cut-Off Time shall be prorated as of the Cut-Off Time based upon the most recent available bills.  Any utility deposits shall be transferred to Purchaser and credited to Seller at the Closing.

(d) Operating Expenses and Trade Accounts.  At Closing, Seller shall receive a credit for all unconsumed portions of prepaid expenses except to the extent they pertain to Hotel Contracts or Permits not assumed by or transferred to Purchaser at Closing.  Seller shall be responsible for all operating expenses and trade accounts of the Property (including, without limitation, charges and fees payable under the Hotel Contracts and all hotel/motel sales and occupancy taxes) up to and including the Cut-Off Time, unless Seller and Purchaser mutually agree that Purchaser shall assume any such payables, in which case Purchaser shall receive a credit for the amount of the assumed payables at Closing; provided, however, that Purchaser shall be responsible for all purchase orders (“Purchase Orders”) made by Seller in the Ordinary Course of Business for Expendables or Consumables not delivered to the Hotel as of the Closing Date.  To the extent the amounts of such items (i.e., other than Purchase Orders) are then known, Seller shall pay such items at the Closing, and Seller shall pay the balance of such items in the Ordinary Course of Business, but in no event later than the date which is forty-five (45) days after the date on which Seller receives written invoices for such items.  Notwithstanding the foregoing, Purchaser acknowledges and agrees that Seller may postpone and/or contest payment of any operating expense or trade account which is the subject of a bona fide dispute.  Seller agrees to indemnify, defend and hold Purchaser harmless from and against any Claims or other matters relating to such contested operating expenses and trade accounts.  All operating expenses and trade accounts accruing after the Cut-Off Time (“Post-Closing Expenses”) shall be the responsibility of Purchaser and Purchaser agrees to indemnify, defend and hold Seller harmless for, from and against any Claims or other matters relating to (i) the Purchase Orders, or (ii) the Post-Closing Expenses.

(e) Food, Beverage and Other Income.  Revenues from food, beverage and banquet services, room service, public room revenues, health club revenues and other services rendered to guests of the Hotel and the expenses related thereto attributable to the night prior to Closing shall be the property of Seller.

(f) Employees.  Seller shall pay or arrange for the payment to Hotel Employees, as provided in Section 7.7, all wages and benefits (including, without limitation, all Accrued Vacation and Sick Time) that any Hotel Employee is owed, as of the Closing Date, pursuant to statute or contract, including any collective bargaining agreement, if applicable.

(g) Cash.  All cash on hand in house banks (including petty cash fund) on the morning of the Closing Date shall become the property of Purchaser and the amount thereof shall be credited to Seller at the Closing.  All other funds of Seller shall remain its property and shall be withdrawn by or transferred or credited to Seller at Closing.

(h) Ledger and Other Receivables.  All accounts receivable of any kind attributable to guests in the Hotel on the night preceding the Closing (the “Ledger”) shall be prorated as provided in this Agreement, Seller’s share shall be credited to Seller at Closing and the Ledger shall become the property of Purchaser.  All other accounts receivable of Seller for the period prior to Closing shall remain the property of Seller (“Retained Accounts”).  Purchaser shall use commercially reasonable efforts (which shall mean the normal collection procedures followed by Hotel staff) to collect such receivables for Retained Accounts (provided that in no event shall Purchaser be required to commence any litigation in connection therewith) and shall cooperate with Seller, at Seller’s cost, in reasonable respects in connection with any collection efforts of Seller, which efforts may include, without limitation, the commencement of litigation by Seller against the applicable debtor.  If any receivables for Retained Accounts shall be collected by Purchaser, Purchaser shall remit the same to Seller within fifteen (15) days after receipt, provided that Purchaser may offset against such collections any amounts unpaid by Seller under Section 7.2(e).  Any monies collected by Purchaser from any customer after the Closing Date who then owes amounts both on a Retained Account and on an account with the Hotel accruing after Closing (a “Current Account”), shall be applied to the invoices specified by the payor or to which such payment (by the amount thereof or other indicia) plainly applies, and, if the payor makes such payment without reference to a specific invoice and the applicable invoice is not otherwise obvious, then such payment shall be allocated to the Retained Account and the Current Account on a pro-rata basis based on the amounts then currently owed to each.

(i) Possession.  Seller shall deliver possession of the Property to Purchaser at the time of Closing, subject to the current tenant’s rights under that certain Option and Lease Agreement dated December 14, 1994, as amended, originally made by and between CLC Foundation, Inc. as lessor and Bellsouth Mobility Inc. as tenant.

7.3 Guest Property in Seller’s Possession on Closing Date.

Property of guests of the Hotel in Seller’s care, possession or control (excluding that in guest rooms) on the Closing Date shall be handled in the following manner:

(a) Safe Deposit Boxes.  On the day prior to the Closing Date, Seller shall notify all guests of the Hotel who have safe deposit boxes advising them of the pending sale of the Property and requesting the removal and verification of the contents of such safe deposit boxes within three days thereafter.  Seller may have a representative present at the Hotel during such period for the purpose of viewing such removal and verification.  Boxes of guests not responding to the written notice shall be listed at the end of such three day period.  Such boxes shall be opened on the following day in the presence of representatives of Seller and Purchaser to be agreed upon between Seller and Purchaser and the contents thereof shall be recorded.  Any property contained in the safe deposit boxes and so recorded and thereafter remaining in the hands of Purchaser shall be the responsibility of Purchaser; and Purchaser hereby agrees to indemnify, defend and save and hold Seller harmless for, from and against any Claim or obligation arising out of or with respect to such recorded property.  Seller shall be responsible for, and shall indemnify, defend and hold Purchaser harmless for, from and against, any Claim arising with respect to property placed in the safe deposit boxes before the Closing that is not listed in said inventory.  The indemnities set forth in this Section 7.3(a) shall survive the Closing.

(b) Baggage Inventory.  All guest baggage and other guest property checked and left in the possession, care and control of Seller shall be listed in an inventory to be prepared in duplicate and signed by Seller’s and Purchaser’s representatives on the day prior to the Closing Date (the “Baggage Inventory List”).  Purchaser shall be responsible from and after the Closing Date for all baggage (and the contents thereof) and other guest property listed on the Baggage Inventory List.  Purchaser agrees to indemnify, defend and save and hold Seller harmless for, from and against any Claim arising out of or with respect to the baggage listed on the Baggage Inventory List, and Seller agrees to indemnify, defend and save and hold Purchaser harmless from and against any Claim arising prior to the Closing Date out of or with respect to any guest baggage or other guest property not listed on the Baggage Inventory List.  The indemnities set forth in this Section 7.3(b) shall survive the Closing.

7.4 Closing Documents.

(a) On or before the Closing Date, Seller shall deliver to Escrow Agent or to Purchaser, as appropriate, the following, dated as of the Closing Date (as applicable):

(i)
a Special Warranty Deed conveying fee simple title in each parcel of the Real Property, except for the Atlanta Hotel which will be conveyed using an assignment of a ground lease, to Purchaser free of all encumbrances except the Permitted Exceptions, duly authorized, executed and acknowledged by Seller, in the form commonly used in the state where the Property is located and reasonably approved by Seller and Purchaser (the “Warranty Deed”);

(ii)
two (2) counterparts of an Assignment Agreement in the form attached hereto as Exhibit “H” (the “Assignment”) whereby Purchaser assumes those certain contracts relating to the Property as more particularly described in Exhibit 1 to the Assignment transferring to Purchaser all of the Leases and the Hotel Contracts, which Assignment shall contain an indemnity by Seller of Purchaser with respect to obligations arising thereunder prior to the Closing Date, and a reciprocal indemnity by Purchaser of Seller with respect to obligations arising thereunder subsequent to the Closing Date, duly authorized and executed by Seller, in the form reasonably approved by Seller and Purchaser, together with original certificates of title for all vehicles that are part of the Property (if any), endorsed to transfer same to Purchaser (and any necessary governmental forms to effect the transfer);

(iii)
two (2) counterparts of a Bill of Sale (the “Bill of Sale”), in the form attached hereto as Exhibit “I”, transferring to Purchaser all of the Furnishings, Expendables and Consumables, the Other Tangible Personal Property, the Intangible Personal Property, the Bookings, the Books and Records, and the assignable Permits, which Bill of Sale shall contain an indemnity by Seller of Purchaser with respect to obligations arising thereunder prior to the Closing Date, and a reciprocal indemnity by Purchaser of Seller with respect to obligations arising thereunder subsequent to the Closing Date, duly authorized and executed by Seller, in the form reasonably approved by Seller and Purchaser, together with original certificates of title for all vehicles that are part of the Property (if any), endorsed to transfer same to Purchaser (and any necessary governmental forms to effect the transfer);

(iv)	two (2) counterparts or the Ground Lease Assignment Agreement, duly authorized and executed by Seller and Ground Lessor;

(v)	one (1) copy or original of the Ground Lease Estoppel, duly executed by Ground Lessor;

(vi)	possession of the Property and any and all keys, access codes and plans and specifications for the Improvements on the Property in Seller’s possession;

(vii)	a certified copy of such authorizations, approvals and incumbencies of Seller as the Title Company shall reasonably require;

(viii)	a FIRPTA Affidavit executed by Seller in form required by the Internal Revenue Service;

(ix)	an executed copy of the safe deposit inventory list and Baggage Inventory List;

(x)	a customary settlement statement reflecting the parties respective costs of Closing hereunder;

(xi)	if applicable, the Tax Certificates required by Section 7.5(e) of the Agreement;

(xii)
to the extent not previously delivered to Purchaser, copies (or originals if available) of the Hotel Contracts and assignable Permits, and all Books and Records, which shall be deemed to be delivered to Purchaser upon delivery of possession of the Hotel if located at the Hotel on the Closing Date;

(xiii)	evidence reasonably acceptable to Purchaser and Title Company of termination of any management agreements; and

(xiv)	any other agreements, documents and/or instruments as may be reasonably required or requested by the Title Company to consummate this transaction.

(b) On or before the Closing Date, Purchaser shall deliver to Escrow Agent or to Seller, as appropriate, the following, dated as of the Closing Date (as applicable):

(i)
funds evidencing the Purchase Price (as adjusted by the application of the Earnest Money), plus or minus costs and prorations as set forth herein and any other funds needed to satisfy Purchaser’s obligations hereunder;

(ii)	two (2) counterparts of the Bill of Sale and Assignment, duly authorized and executed by Purchaser;

(iii)	two (2) counterparts or the Ground Lease Assignment Agreement, duly authorized and executed by Purchaser;

(iv)	such authorizations, approvals and incumbency of Purchaser as the Title Company shall reasonably require;

(v)	if applicable, the Tax Certificates required by Section 7.5(e) of the Agreement;

(vi)	an executed copy of the safe deposit inventory list and Baggage Inventory List;

(vii)	a customary settlement statement reflecting the parties respective costs of Closing hereunder;

(viii)	any other agreements, documents and/or instruments as may be reasonably required or requested by the Title Company or Seller to consummate this transaction.

7.5 Closing Costs.

(a) In addition to the other costs and expenses to be paid by Seller set forth elsewhere in this Agreement, Seller shall pay for the following costs in connection with this transaction:  (i) the fees and expenses of its own accountants and attorneys; (ii) the real property transfer taxes associated with the property located in the state of South Carolina and one-half of the real property transfer taxes due for the remaining properties in Georgia; (iii) one-half of any reasonable closing/escrow fees and costs, and (vi) one-half of the transfer/assignment taxes imposed in connection with the Ground Lease Assignment.

(b) In addition to the other costs and expenses to be paid by Purchaser set forth elsewhere in this Agreement, Purchaser shall pay for the following costs in connection with this transaction:  (i) the fees and expenses of its own accountants and attorneys; (ii) the cost of the base premium for the Title Policy, the cost of any endorsements or modifications to the Title Policy, including extended coverage, as requested by Purchaser, and the cost of any mortgagee policy; (iii) all fees, costs and expenses with respect to the Updated Survey; (iv) the fees, costs and expenses incurred by Purchaser in connection with its due diligence activities; (v) the fees, costs and expenses for recording any of the Closing Documents (except any title curative instruments which are Seller’s expense); (vi) the sales and use taxes in connection with the conveyance of the Property; (vii) one-half of the real property transfer taxes due for the properties located in Georgia; (viii) one-half of the transfer/assignment taxes imposed in connection with the Ground Lease Assignment and (ix) one-half of any reasonable closing/escrow fees and costs.

(c) All other fees, costs and expenses not expressly addressed in this Section 7.5 or elsewhere in this Agreement shall be allocated between Seller and Purchaser for the Property in accordance with local custom for similar transactions.

(d) Seller and Purchaser shall execute and deliver such transfer and sales tax returns, exemption certificates and/or occasional sales certificates, tax affidavits and statements (collectively, the “Tax Certificates”) as may be required by law or deemed reasonably necessary by either party.

(e) The provisions of this Section 7.5 shall survive the Closing.

7.6 Real Estate Commissions.

(a)           Seller and Purchaser agree that Warmbrodt Hotel Investments, Inc. (“Broker”) is the sole broker involved in the sale and purchase of the Property, and represents Seller as Seller’s agent pursuant to the terms of a separate agreement between Seller and Broker.

(b)           Seller and Purchaser further covenant and agree that to the extent any third party claims a broker or finder’s fee through a party, the party claimed through will defend, indemnify and hold the other party harmless for, from and against any and all claims, losses, judgments, liabilities, suits, costs of suits, and all other costs and expenses which either party may incur in connection therewith, including attorney’s fees and costs to enforce this indemnity.  This Section 7.6 shall survive the Closing or earlier termination of this Agreement.

7.7 Hotel Employees.

(a) Seller shall terminate or arrange for the termination of all Hotel Employees to be effective as of the Closing and shall pay (i) to Hotel Employees all wages, severance pay, bonuses, benefits and other compensation (including earned or accrued but not taken vacation and sick time of any Hotel Employee (the “Accrued Vacation and Sick Time”)) and (ii) all payroll taxes and other employment taxes that any Hotel Employee is owed through termination, pursuant to statute or contract.  Purchaser covenants to Seller that Purchaser or its management company shall, before the Closing, offer employment (to be effective as of the Closing) to a sufficient number of Hotel Employees on substantially the same terms and conditions as their employment prior to the Closing Date and for a sufficient period of time so that the actions of the parties pursuant to this Agreement shall not trigger the application of the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or applicable state laws with respect to employees regarding transfers of businesses.  Nothing in this Section, however, shall require Purchaser to retain for any period of time any Hotel Employee who is unable to establish identity and work authorization for employment verification, who does not pass a criminal background check or who fails to pass any drug test requirement of Purchaser.  It is further agreed, that nothing within this Section  shall prohibit the Purchaser from terminating any rehired Hotel Employee for cause in accordance with the WARN Act and its implementing regulations.  In addition, no part of this provision is intended to alter, nor does it alter, the at will status of the Hotel Employees.  Seller will use commercially reasonable efforts to cause an orderly transfer of the Hotel Employees to the employ of Purchaser.  Seller shall remain fully responsible for all liability and obligations to the any Hotel Employees who are not rehired by Purchaser and to Hotel Employees who do not accept Purchaser’s offer of employment. No Hotel Employee shall be obligated to accept Purchaser’s or its management company’s offer for employment.  Nothing in this Agreement shall require Purchaser to assume any obligations under any employee benefit plans, programs or arrangements currently maintained for Hotel Employees, and Seller shall retain and be solely responsible for all obligations under such plans, programs or arrangements.

(b) Seller will indemnify and hold Purchaser harmless from and against any loss, damage, liability, claim, cost or expense (including, without limitation, reasonable attorneys’ fees) (“Employee Claims”) that may be incurred by, or asserted against, Purchaser relating to a past or present Hotel Employee to the extent arising from acts or omissions occurring prior to the date of Closing (including, without limitation, any Employee Claims which have not yet been asserted by the Closing).  Purchaser will indemnify and hold Seller harmless for, from and against any Employee Claims that may be incurred by, or asserted against, Seller after the date of Closing relating to a past or present Hotel Employee who accepts Purchaser’s offer of employment to the extent arising from acts or omissions occurring on or subsequent to the date of Closing.  These indemnities apply, without limitation, to all forms of civil labor and/or employment claims under state, federal or local law, whether brought in judicial, administrative, arbitration or other proceedings, private or public.  Seller and Purchaser acknowledge and agree that nothing in this Agreement is intended to create a “joint employer” relationship between them with respect to any Hotel Employee.

(c) The provisions of this Section 7.7 shall survive the Closing.

7.8 Disbursements and Other Actions by Escrow Agent.

At the Closing, Escrow Agent shall promptly undertake all of the following as and to the extent reflected on the settlement statement executed by Seller at Closing:

(a) Disburse all funds deposited with Escrow Agent by Purchaser as follows:

(i)	If, as a result of the prorations and credits pursuant to Section 7.2 above, amounts are to be charged to the account of Seller, deduct the total amount of such charges;

(ii)	Deduct and pay to the appropriate third party all items chargeable to the account of Seller pursuant to Section 7.5 above;

(iii)	Pay to the appropriate third party from funds deposited by Purchaser all items chargeable to the account of Purchaser pursuant to Section 7.5 above;

(iv)	Disburse the balance of the funds due to Seller to or as directed by Seller; and

(v)	Disburse any remaining funds to or as directed by Purchaser.

All amounts and payees with respect to the items listed above shall be shown on settlement statements executed at the Closing.

(b) Cause the Special Warranty Deed (and any other item delivered to Escrow Agent and required to be recorded) to be recorded in the Office of the County Recorder where the Property is located (with the original recorded Warranty Deed to be delivered to Purchaser by Title Company together with the Title Policy);

(c) Cause the Ground Lease Assignment Agreement (or such other instrument necessary to evidence the assignment of Seller's interest to the Ground Lease) to be recorded in the Office of the County Recorder where the Atlanta Land is located.

(d) As soon after Closing as practically possible, to issue to Purchaser the Title Policy (including any endorsements issued in connection therewith);

(e) Deliver to Purchaser and Seller the other applicable fully-executed documents; and

(f) Take such other actions as Seller and Purchaser may deem necessary or convenient for the consummation of the Closing.

7.9 Escrow Agent as Reporting Person.

In order to assure compliance with the requirements of Section 6045 of the Code, and any related reporting requirements of the Code, the parties hereto agree as follows:

(a) Escrow Agent agrees to assume all responsibilities for information reporting required under Section 6045(e) of the Code, and Seller and Purchaser hereby designate Escrow Agent as the person to be responsible for all information reporting under Section 6045(e) of the Code (the “Reporting Person”).

(b) Seller and Purchaser hereby agree (i) to provide to the Reporting Person all information and certifications regarding such party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; (ii) to provide to the Reporting Person such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Reporting Person is correct; and (iii) to retain this Agreement for not less than four (4) years from the end of the calendar year in which the Closing occurred, and to produce it to the Internal Revenue Service upon a valid request therefore.

7.10 Survival.

The provisions of Article VII shall survive the Closing.

VIII.

Condemnation and Risk of Loss

8.1 Condemnation and Casualty.

Seller shall promptly notify Purchaser in writing of any condemnation proceeding filed or any casualty to the Property occurring prior to the Closing.

(a) Condemnation.  If any condemnation proceeding filed prior to the Closing may result in a loss of all of the Property or any portion of the Property that would cause a loss of ingress or egress to the Property or otherwise materially and adversely impair the operation of the Property (any or all of the foregoing instances shall be referred to herein as the “Condemnation Threshold”), then this Agreement shall, at Purchaser’s sole election, either (i) continue in effect without modification of the terms thereof, in which event, upon the Closing, Purchaser shall be entitled to any compensation, awards, or other payments or relief resulting from such condemnation proceeding, or (ii) terminate by Purchaser’s written notice to Seller and Escrow Agent delivered within five (5) business days after receipt by Purchaser of notice of such condemnation, in which event Escrow Agent shall return the Earnest Money to Purchaser, and all obligations, duties, rights and entitlements of Seller and Purchaser shall terminate, except that Seller and Purchaser shall (A) share equally the expenses of escrow, and (B) continue to be obligated under the Surviving Obligations.  If Purchaser does not elect to terminate this Agreement within such time period, or if any such occurrence does not meet the Condemnation Threshold, then this Agreement shall continue in effect without modification of the terms thereof, in which event, upon the Closing, Purchaser shall be entitled to any compensation, awards, or other payments or relief resulting from such condemnation proceeding.

(b) Casualty.  In the event of fire, casualty or any other damage of any kind whatsoever (insured or uninsured) to the Property which is reasonably estimated to cost five percent (5%) of the Purchase Price or more to repair, replace or remediate (the “Casualty Threshold”), Purchaser may, at its option, terminate this Agreement and escrow by written notice to Seller within 30 days after Purchaser’s receipt of the notice of casualty referred to above or at Closing, whichever is earlier, whereupon Escrow Agent shall return the Earnest Money to Purchaser, and all obligations, duties, rights and entitlements of Seller and Purchaser shall terminate, except that Seller and Purchaser shall (i) share equally the expenses of escrow, and (ii) continue to be obligated under the Surviving Obligations.  If Purchaser does not elect to terminate this Agreement within such time period, or if any such occurrence costs less than the Casualty Threshold to repair, replace or remediate, then

(i)
the parties shall proceed to the Closing pursuant to the terms and conditions hereof, without modification of the terms of this Agreement and without any reduction in the Purchase Price except as set forth in this Section 8.1(b); and

(ii)
Seller shall assign to Purchaser at Closing all of Seller’s interest in any insurance proceeds, subject to the consent of any lender holding a mortgage, deed of trust or other lien on the Property (except only, rent loss and business interruption insurance, and any similar insurance attributable to the period preceding the Closing Date) that may be payable to Seller on account of any such fire, casualty or other damage (provided that the amount of such insurance proceeds credited to Purchaser plus any other credits to Purchaser set forth below will never exceed the Purchase Price), and Purchaser will receive a credit against the Purchase Price for any such proceeds that are received and retained by any creditor of Seller and for the amount of any deductibles under any policies related to such proceeds, to the extent such deductibles or insurance proceeds have not been previously expended or are otherwise required to reimburse Seller for actual expenditures of restoration or the reasonable cost of securing the insurance proceeds.

IX.

Miscellaneous

9.1 Entire Agreement.

This Agreement (including the Exhibits attached hereto) constitutes the complete and final expression of the agreement of the parties relating to the Property and supersedes all previous contracts, agreements, and understandings of the parties, either oral or written, relating to the Property.  This Agreement cannot be modified, or any of the terms hereof waived, except by an instrument in writing (referring specifically to this Agreement) executed by the party against whom enforcement of the modification or waiver is sought.

9.2 Binding Effect; Assignment.

(a) This Agreement shall inure to the benefit of and be binding upon the heirs, personal representatives, successors and permitted assigns of each of the parties to this Agreement; provided, however, the same is not intended nor shall it be construed as creating any rights in or for the benefit of any person or entity other than the parties to this Agreement and their respective personal representatives, successors and permitted assigns.

(b) Provided that all the conditions in subsection (c) below are satisfied, Purchaser may assign its rights under this Agreement without Seller’s consent to (i) any entity, partnership or limited liability company over which Purchaser or its principals possess, directly or indirectly, the power to influence the direction of the management and policies thereof, either through the ownership of voting securities, as a managing general partner or member, or by contract or otherwise, (ii) to any partnership or limited liability company in which Purchaser, any entity managed or controlled by the principals or any person or entity controlling, controlled by or under common control with Purchaser, is a managing partner, general partner, or limited liability company member, (iii) or to any corporation in which Purchaser, or any entity controlling, controlled by or under common control with Purchaser, owns fifty percent (50%) or more of the voting stock, or (iv) any subsidiary of any of the foregoing; otherwise, neither Purchaser nor Seller may not assign this Agreement without the other party’s prior written consent, which consent may be withheld only in such party’s reasonable discretion.

(c) The following are conditions to any assignment of this Contract by Purchaser pursuant to the terms of this Section 9.2: (i) Purchaser may exercise its right to assign no more than once; (ii) no such assignment will release Purchaser from any of its liabilities under this Contract; (iii) such assignment shall not delay the Closing; and (iv) such assignment shall not require Seller to obtain any additional, or revised third party consents, certificates or approvals.

9.3 Notices.

Any notice, communication, request, reply or advice (collectively, “Notice”) provided for or permitted by this Agreement to be made or accepted by either party must be in writing.  Notice may, unless otherwise provided herein, be given or served (a) by depositing the same in the United States mail, postage paid, registered or certified, and addressed to the party to be notified, with return receipt requested; or (b) by delivery by hand or overnight courier; or (c) by facsimile transmission evidenced by confirmed receipt by the transmitting machine; or (d) by e-mail with proof of delivery.  Notice deposited in the mail in the manner hereinabove described shall be effective two (2) business days after such deposit.  Notice by overnight courier shall be effective one (1) business day after deposit with the courier service.  Notice given by facsimile transmission or email shall be effective on the business day delivered as evidenced by the printed delivery confirmation receipt retained by the sender, provided that such notice is also sent concurrently by registered or certified mail or overnight courier.  Notwithstanding the foregoing, any Notice received after 5:00 p.m. local time of the recipient shall be deemed to have been delivered the following business day.  For the purposes of Notice, the addresses of the parties shall be:

Seller:	SUPERTEL LIMITED PARTNERSHIP 11422 Miracle Hills Drive, Suite 501 Omaha, Nebraska 68154 Fax No.: 402-548-5796 Email: lgreen@supertelinc.com Phone: 402-371-2520 Attention: Ms. Lauren Green, J.D.
with copy to:	McGrath, North, Mullin & Kratz, PC LLO 1601 Dodge Street, Suite 3700 Omaha, NE 68102 Fax No.: ____________________ Email: rdailey@mcgrathnorth.com Phone: 402-341-3070 Attention: Robert Dailey
Purchaser:
WESTMONT USA DEVELOPMENT, INC.
5847 San Felipe, Suite 4650
Houston, TX  77057
Fax No.: 713-782-9600
Email: Richard.Agee@whg.com; Larry.Bowman@whg.com
Phone: 212-247-5333 (Richard) and 816-283-8100 (Larry)
Attention:  Richard Agee and Larry Bowman

with copy to:
Baker & Hostetler LLP
200 South Orange Avenue, Suite 2300
Orlando, Kentucky 32801
Email: jmalchow@bakerlaw.com; jmelicharek@bakerlaw.com
Phone:  407-649-4000
Facsimile: 407-841-0168
Attention: Jessica P. Malchow, Esq and John Melicharek, Jr., Esq.

The parties shall have the right from time to time to change their respective addresses for notice by at least five (5) business days’ written notice to the other party.  The Email addresses of the parties are set forth above, and they may be relied on for purposes of Notice.

9.4 Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia, except to the extent that (i) the applicability of any of such laws may now or hereafter be preempted by Federal Law, in which case such Federal law shall so govern and be controlling, or (ii) the laws and policies of each state where the Property is located require that the laws of such state apply, in which case the laws of such state shall control and be governing.

9.5 Section Headings.

The section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several sections of this Agreement.

9.6 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

9.7 Time of the Essence.

Time is of the essence of this Agreement and of the obligations of the parties to purchase and sell the Property, it being acknowledged and agreed by and between the parties that any delay in effecting a closing pursuant to this Agreement may result in loss or damage to the party in full compliance with its obligations hereunder.

9.8 Invalid Provisions.

If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation, shall be held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of any such provision shall not be affected thereby.

9.9 Computation of Time.

The time in which any act under this Agreement is to be done shall be computed by excluding the first day and including the last day.  If the last day of any time period stated herein shall fall on a Saturday, Sunday or legal holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday or legal holiday.  Unless preceded by the word “business,” the word “day” shall mean a calendar day.  The phrase “business day” or “business days” shall mean those days on which the state courts of the county in which the Property is located are open for business.

9.10 Confidentiality.

(a) The terms of the transfers contemplated in this Agreement, including the Purchase Price and all other financial terms, as well as the non-public information discovered by, provided to or otherwise obtained by Purchaser and Seller and their respective agents either prior to or after the Effective Date in connection with the Property or the Business (the “Confidential Information”) shall remain confidential and shall not be disclosed by Purchaser or Seller without the prior written consent of the other party except to each party’s affiliates, officers, directors, lenders, investors and prospective investors, employees, agents and representatives (including legal counsel, accountants and similar professionals to the extent the party deems it reasonably necessary to inform such person(s), in which case they shall inform each of the foregoing persons of such party’s obligations under this Section and shall secure the agreement of such persons to be bound by the terms hereof).   Each party shall indemnify and hold the other party harmless for, from and against any and all Claims suffered or incurred by the other party and arising out or in connection with a breach by the other party of the provisions of this Section 9.10.

(b) The parties shall be entitled to an injunction restraining the other party or its agents or representatives from disclosing, in whole or in part, the Confidential Information governed by this Section 9.10 and any prior confidentiality agreement with the Broker.  Nothing herein shall be construed as prohibiting a party from pursuing damages or any other available remedy at law or in equity for such breach or threatened breach of this Section 9.10 or Section 1.3(e) by the other party; provided that no breaching party shall be liable to the other party for any special, indirect, incidental, punitive, exemplary or consequential damages.

(c) The provisions of this Section 9.10 shall survive the termination of this Agreement.

9.11 Offers.

Following the mutual execution of this Agreement and continuing until any termination of this Agreement, Seller agrees not to negotiate or enter into any other agreement with any other prospective purchaser for the sale and purchase of the Property.

9.12 Tax-Free Exchange.

In the event either party desires to effectuate a tax-free exchange under Section 1031 of the Code, the other party agrees to fully cooperate in the structure and documentation of the transaction in order to facilitate such Section 1031 exchange at no cost or other liability to such party and with no obligation to acquire title to any property other than the Property; provided, however, (a) there shall be no delay in the Closing, (b) the party requesting the Section 1031 exchange shall reimburse the other party at Closing for all reasonable additional costs and expenses incurred by such other party in cooperating with such exchange and (c) the party requesting the Section 1031 exchange shall indemnify the other party against any Claims resulting solely from structuring the transaction as an exchange, rather than as a direct purchase, which indemnification obligations shall survive the Closing and shall not merge with the Warranty Deeds or any other documents executed and delivered at the Closing.

9.13 Amendment to the Agreement/Waiver of Matters or Conditions.

No term or condition of this Agreement will be deemed to have been amended or waived unless expressed in writing, and the waiver of any condition or of the breach of any term will not be a waiver of any subsequent breach of the same or any other term or condition.

9.14 Indemnity.

(a) From and after the Closing, the Seller shall indemnify, defend and hold the Purchaser harmless for, from and against any and all Claims, suffered or incurred by any such indemnified party in connection with, arising out of, or in any way relating to (i) any breach of any express representation or warranty of the Seller contained in this Agreement or in any Seller closing document, (ii) any breach of any covenant of the Seller contained in this Agreement that expressly survives the Closing or in any Seller closing document, including, without limitation, any amount due and owing to the Purchaser following the Closing pursuant to Article VII, (iii) Claims made by Hotel Employees to the extent attributable to their employment at the Property prior to the Closing Date, (iv) any physical or personal injury or death caused to any person, or damage to property of unaffiliated third parties, to the extent such injury, death or damage occurred prior to the Closing Date in connection with the Property, and (v) except (x) as may be the obligation of Purchaser pursuant to an express provision of this Agreement or (y) for any item for which Purchaser receives a credit at Closing (to the extent of such credit), any Claims brought by any unaffiliated third party to the extent arising from acts, omissions or occurrences that occur or accrue in connection with the Property prior to the Closing Date, including, without limitation, with respect to the Hotel Contracts and the litigation in Schedule 5.1(k).

(b) From and after the Closing, the Purchaser shall indemnify, defend and hold the Seller harmless for, from and against any and all Claims arising out of, or in any way relating to (i) any breach of any representation or warranty by the Purchaser contained in this Agreement or in any Purchaser closing document, (ii) any breach of any covenant of the Purchaser which survives the Closing contained in this Agreement or in any Purchaser closing document including, without limitation, any amounts due and owing to the Seller following the Closing pursuant to Article VII, (iii) claims made by Hotel Employees to the extent attributable to their employment at the Property from and after the Closing Date, but only to the extent that such claims accrue from or after the Closing Date, (iv) any physical or personal injury or death caused to any person, or damage to property of unaffiliated third parties, to the extent such injury, death or damage occurred on or after the Closing Date in connection with the Property, and (v) except (x) as may be the obligation of Seller pursuant to an express provision of this Agreement and with respect to which Purchaser did not receive a credit at Closing or (y) for any item for which Seller receives a credit at Closing (to the extent of such credit), any Claims brought by an unaffiliated third party to the extent arising from acts, omissions, or occurrences that occur or accrue in connection with the Property on or after the Closing Date, including, without limitation, with respect to the Hotel Contracts, Permits and the litigation listed on Schedule 5.1(k).

(c) The provisions of this Section 9.14 shall survive the Closing for a period of two (2) years, and a party will be entitled to indemnification only for those matters as to which it has given written notice to the party which is to provide indemnification prior to the expiration of the two (2) year period following the Closing.

9.15 Privacy Laws.

To the extent Purchaser reviews, is given access to or otherwise obtains any Hotel Guest Data and Information or other customer or guest information as part of the purchase of the Property and the Business, Purchaser shall at all times comply in all material respects with all applicable Laws concerning (i) the privacy and use of such data and information and the sharing of such information and data with third parties (including, without limitation, any restrictions with respect to Purchaser’s or any third party’s ability to use, transfer, store, sell, or share such information and data), and (ii) the establishment of adequate security measures to protect such data and information. This Section 9.15 shall survive the Closing or earlier termination of this Agreement.

9.16 Further Assurances.

From the Effective Date until the Closing or earlier termination of this Agreement, Seller and Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transaction described in this Agreement, including, without limitation, (i) obtaining all necessary consents, approvals and authorizations required to be obtained from any governmental authority or other person under this Agreement or applicable laws, and (ii) effecting all registrations and filings required under this Agreement or applicable laws. After the Closing, Seller and Purchaser shall use commercially reasonable efforts (at no cost or expense to such party, other than any de minimis cost or expense or any cost or expense which the requesting party agrees in writing to reimburse) to further effect the transaction contemplated in this Agreement.  The immediately preceding sentence of this Section 9.16 shall survive the Closing.

9.17 WAIVER OF TRIAL BY JURY.

SELLER AND PURCHASER EACH HEREBY WAIVE ITS RIGHT TO A TRIAL BY JURY IN ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY.  THIS SECTION 9.17 SHALL SURVIVE THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT.

9.18 Bulk Sales.

Purchaser and Seller agree to cooperate and take any actions reasonably necessary to comply with the bulk sales or other sales tax statutes, if any, of the State in which the Property is located, in connection with the transactions contemplated by this Agreement.  The provisions of this Section 9.18 shall survive the Closing.

9.19 Facsimile/E-mail Execution.

For purposes of negotiating and finalizing this Agreement, any signed document transmitted by fax machine with automatic telephonic confirmation of receipt or by e-mail with confirmation of receipt shall be treated in all manners and respects as an original document.  The signature of any party transmitted as aforesaid shall be considered for all purposes as an original signature and any such document shall be considered to have the same binding legal effect as an original document executed, delivered and exchanged between the parties.  At the request of either party, any fax or email document shall be re-executed by both parties in original form, and each party agrees to deliver to Escrow Agent an original signature and acknowledgment for any document required to be recorded.  Seller and Purchaser hereby agree that neither shall raise the use of a fax or email transmission of signatures as a defense to this Agreement and each hereby waives such a defense.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, this Purchase and Sale Agreement has been duly executed in multiple counterparts by the parties hereto on the dates set forth below.

SELLER:
Date:  September 26, 2013
SUPERTEL LIMITED PARTNERSHIP,
a Virginia limited partnership

By:        /s/ Kelly A. Walters

Printed:   Kelly A. Walters
Title:  President

PURCHASER:
Date:________________________
WESTMONT USA DEVELOPMENT, INC.,
a Delaware corporation

By:      /s/ Mohamed Thowfeek

Name:   Mohamed Thowfeek

Title:   Authorized Representative

SIGNATURE BY ESCROW AGENT

The undersigned hereby acknowledges receipt of a fully-executed copy of this Agreement and upon receipt of the Earnest Money, agrees to accept, hold, deliver and disburse the Earnest Money strictly in accordance with the terms of the Agreement and to otherwise perform the obligations of Escrow Agent and Reporting Person as set forth in the Agreement.

Date:  September 27, 2013

ESCROW AGENT

FIRST NATIONWIDE TITLE AGENCY LLC

By:      /s/ Debra Paoli

Name:    Debra Paoli

Title:      Vice President and National Underwriter

Table of Schedules and Exhibits

Schedule 2.3 – Seller’s Proposed Purchase Price Allocation

Schedule 5.1(e) – Seller's Disclosure Relating to Leases and Occupancy Agreements

Schedule 5.1(k) – Seller's Disclosure Relating to Litigation, Investigations and other Proceedings

Exhibit “A-1” – Legal Description of Atlanta Land

Exhibit “A-2” – Legal Description of Augusta Land

Exhibit “A-3” – Legal Description of Chamblee Land

Exhibit “A-4” – Legal Description of Greenville Land

Exhibit “A-5” – Legal Description of Jonesboro Land

Exhibit “A-6” – Legal Description of Savannah Land

Exhibit “A-7” – Legal Description of Stone Mountain Land

Exhibit “B” – Due Diligence Materials

Exhibit “C” – Material Contracts

Exhibit “D” – Permits

Exhibit “E” – List of FF&E

Exhibit "F" – Form of Assignment of Ground Lease Agreement

Exhibit “G” – Form of Ground Lease Estoppel

Exhibit “H” – Form of Assignment

Exhibit “I” – Form of Bill of Sale

Schedule “2.3” – Purchase Price Allocations

The Purchase Price shall be allocated as follows:

1. Atlanta, Georgia Land: Building and Improvements: Tangible Personal Property:	$1,000,000.00 $1,565,000.00 $285,000.00
Augusta, Georgia Land: Building and Improvements: Tangible Personal Property:	$750,000.00 $3,024,272.00 $419,364.00
Chamblee, Georgia Land: Building and Improvements: Tangible Personal Property:	$1,650,000.00 $2,585,928.00 $470,659.00
Greenville, South Carolina Land: Building and Improvements: Tangible Personal Property:	$2,000,000.00 $260,084.00 $251,120.00
Jonesboro, Georgia Land: Building and Improvements: Tangible Personal Property:	$1,700,000.00 $224,205 $213,801.00
Savannah, Georgia Land: Building and Improvements: Tangible Personal Property:	$1,000,000.00 $1,899,887.00 $322,210.00
Stone Mountain, Georgia Land: Building and Improvements: Tangible Personal Property:	$550,000.00 $2,040,623.00 $287,847.00

Schedule “5.1(e)” – Leases and Occupancy Agreements

Atlanta, Georgia Leases

Lease Type	Lessor	Lessee	Renewal Date	Term	Rent
Cell Tower Lease	Supertel	Cingular Wireless	06/09/10	Tenant has one more 5-year renewal term available	original term - $9,800; 1st renewal term - $10780; 2nd renewal term - $11858.
Land	Alma W. Bennett	Supertel		Expires 11/30/2067	$1,100 through 12/31/2017; $1,200 through 12/31/2032; $1,300 through 12/31/2042; $1,400 through 12/31/2052; $1,500 through 12/31/2062; $1,600 through 11/30/2067

Schedule “5.1(k)” – Litigation, Investigations, and other Proceedings

Greenville, South Carolina

Tamitha Smith vs. Supertel
On May 16, 2013, our registered agent was served with a complaint filed in Greenville County Court of Common Pleas, South Carolina.    Ms. Smith is alleging injury from a slip and fall at the Greenville, South Carolina Savannah Suites.  Travelers has assigned the Law Office of Clarkson, Walsh, Terrell & Coulter to defend this matter.   This claim is fully insured by Travelers.

McFadden vs. Simmons, et al
On July 12, 2013, our registered agent was served with a complaint filed in Greenville County Court of Common Pleas, South Carolina.    Mr. McFadden is alleging injury from an altercation with a security guard at the Greenville, South Carolina Savannah Suites.     The security guard is a named defendant in this matter, as is the security company that employed him (AP Professional Security).     This claim is fully insured by Travelers.   The insurance company for the security company has also been put on notice for this claim.

Although a complaint has not been filed, we have been contacted by a representative of the estate of Ledrekius Sloan. Mr. Sloan was shot by a security guard working for AP Professional Security while on the hotel property. We believe  a claim, if made, would be fully-insured by Travelers and Travelers has been made aware of the incident and is actively working on this matter. There was at the time of the incident an indemnity agreement in place wherein AP Professional Security agrees to indemnify, defend and hold harmless Supertel against any and all claims or actions made by or filed by any third party arising out of or attributable to any alleged act, omission or breach of Security Provider related to its engagement.  Travelers has provided a copy of this indemnification agreement to the insurance company for AP Security.

Schedule “A-1” – Legal Descriptions of Atlanta Land

See following pages.

Schedule “A-2” – Legal Descriptions of Augusta Land

See following pages.

Schedule “A-3” – Legal Descriptions of Chamblee Land

See following pages.

Schedule “A-4” – Legal Descriptions of Greenville Land

See following pages.

Schedule “A-5” – Legal Descriptions of Jonesboro Land

See following pages.

Schedule “A-6” – Legal Descriptions of Savannah Land

See following pages.

Schedule “A-7” – Stone Mountain Land

See following pages.

Exhibit “B” – List of Due Diligence Materials
1	-	Accounts Payable Aging
2	-	Accounts receivable
3	-	Bonus Plan Information
4	-	Booking Pace Report
5	-	Budget (Current and Future)
6	-	Call Accounting Reports (12-month history) – Not Available
7	-	Capital Expenditure (3-yr History)
8	-	Certificate of Occupancy
9	-	City Ledger
10	-	Contract or Base Commitments With Rate
11	-	Contracts & Leases (Schedule and Copies)
12	-	Convention Calendar – Not Available
12a	-	College Sports Calendar
13	-	Current STR Report & Prior Three Year-Ends
14	-	Employee Accrued Vacation
15	-	Employee Benefit Plans
16	-	Employee List to include department, rate of pay and hire date)
17	-	Employment Contracts, if any
18	-	FF&E Inventory – Not Available
19	-	Financials (3-yr History and Monthly Detail for YTD)
20	-	Fire Inspection (Most Recent)
21	-	Health Inspection (Most Recent)
22	-	Insurance Certificate
23	-	Insurance Claims (Prior and Settled)
24	-	Linen Inventory
25	-	Litigation Pending
26	-	Lost Business Log – Not Available
27	-	OCC / ADR (3-yr Month-by-Month History)
28	-	Occupancy Tax Returns (3 years history)
29	-	Operating Equipment Inventory – Not Available
30	-	Outstanding Repairs List
31	-	Payroll Summary Report (Most current)
32	-	Performance Information Kept On Comp Set – Available on STAR Report #4
33	-	Permits & Licenses (Other than Liquor and CO)
34	-	Rate schedule
35	-	Real and Personal Taxes (3-yr History)
36	-	Renovation Budget – Not Available
37	-	Revenue Leases – Not Available
38	-
Sales Manager Profile
a.  Brief summary of experience
b.  Markets covered
c.  Goals/actual/incentive payments (last 12 months)
d.  Salary
e.  Last month activity report
f.  Future bookings summarized by month

39	-	Sales System Evaluation (Delphi, Act, Number of Computers, etc.) – We use Salesforce (Passwords conveyed at Closing)
40	-	Sales Tax Returns (12 month history)
41	-	Standard Group Contract (Copy) – Not Available
42	-	Top Corporate Account Production and Rate Schedule
43	-	Unfunded Pension or Workers Comp Obligations – Workers Compensation obligation disclosed in #23; No Unfunded Pension
44	-	Union Contracts, if any – None
45	-	Utility Bills to include phone bills for all phones (6-month History)
46	-	Vendor List
47	-	Warranties
48	-	Wholesale Production and Rate Schedule With Allotments
49	-	Inventory of all PC’s, phone systems, voice mail systems, network gear, and software licensing
50	-	Circuit inventory – voice & data
51	-
PCI- the results of the last external vulnerability scans for sites conveyed with the sale, latest penetration test results, latest PCI Self Assessment Questionnaire and Attestation of Compliance; and an Attestation of Compliance for any third party service providers that handle credit card or Personally Identifiable Information.

52		Trial balance sheet
53		General Ledger

Exhibit “C” – List of Material Contracts

See following pages.

Exhibit “D” – Permits

[To be attached during the Contingency Period]

Exhibit “E” – List of FF&E

[To be attached during the Contingency Period]

Exhibit "F" – Form of Assignment of Ground Lease Agreement

THIS ASSIGNMENT AND ASSUMPTION OF GROUND LEASE (this "Assignment") is made and entered into effective as of the ______ day of ___________, 2013 (the "Effective Date") by and between SUPERTEL LIMITED PARTNERSHIP, a Virginia limited partnership (the "Assignor"), and WESTMONT USA DEVELOPMENT, INC., a Delaware corporation (“Assignee”).

RECITALS:

This Assignment is made with respect to the following facts:

A.           This Assignment is made pursuant to that certain Purchase and Sale Agreement by and between Assignor and Assignee, effective as of ________________, 2013 (as amended the “Agreement”).

B.           Assignor is the tenant of the property described in Exhibit A hereto (the "Premises"), pursuant to the lease described in Exhibit B hereto (the "Lease").

C.           Assignor wishes to assign all of its right, title and interest in and to the Lease and the leasehold estate thereunder to Assignee, and Assignee has agreed to assume and perform all of Assignor's liabilities and obligations arising under the Lease on and after the Effective Date as set forth herein.

ASSIGNMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Assignment.  Assignor hereby assigns, transfers and conveys to Assignee all of Assignor's right, title and interest as tenant or lessee in, to and under the Lease and the leasehold estate thereunder. subject to any municipal or other governmental zoning laws, regulations and ordinances, if any, affecting the Property that is subject to the Lease, and the “Permitted Encumbrances” listed in Exhibit B-1 hereto, TO HAVE AND TO HOLD  the said Lease, the estate created thereby, and any buildings and improvements thereon, unto Assignee, its successors and assigns forever.

2.           Covenants.  The Assignor does hereby covenant with the Assignee and its successors and assigns, that the Assignor (i) is the true and lawful owner of the leasehold estate created by the Lease, (ii) has good right to bargain, sell and transfer hereby, (iii) as of the date hereof there is no default by Assignor under the Lease, and (iv) from and after the Effective Date, the Assignor will not have any interest in the Lease or the leasehold estate created under the Lease.

3.           Assumption.  Assignee hereby assumes all covenants, liabilities and obligations of Assignor under the Lease which relate to the periods on and after the Effective Date as and when performance is due after the effective date of this Assignment and agrees to perform all covenants and obligations of Assignor under the Lease which are to be performed or which become due on or after the Effective Date. Assignee agrees that the Landlord under the Lease will have the right to enforce such covenants directly against Assignee.

4.           Indemnity by Assignee and by Assignor.

(a)           Assignee shall be responsible for and shall defend, indemnify and hold Assignor (and its successors and assigns) harmless from and against any and all losses, liabilities, damages, injuries, penalties, fines, costs, expenses and claims of any and every kind whatsoever (including, without limitation, reasonable attorneys' fees and expenses) paid, incurred or suffered by, or asserted against, Assignor (and its successors and assigns) under the Lease on or after the Effective Date and relating to events occurring or liabilities or obligations accruing under the Lease on or after the Effective Date.

(b)           Assignor shall be responsible for and shall defend, indemnify and hold Assignee (and its successors and assigns) harmless from and against any and all losses, liabilities, damages, injuries, penalties, fines, costs, expenses and claims of any and every kind whatsoever (including, without limitation, reasonable attorneys' fees and expenses) paid, incurred or suffered by, or asserted against, Assignee (and its successors and assigns) under the Lease prior to the Effective Date and relating to events occurring or liabilities or obligations accruing as a result of Assignor under the Lease before the Effective Date.

5.           Improvements.  Assignor does hereby ASSIGN, TRANSFER, SET OVER, and DELIVER to Assignee, all right, title and interest of Assignor in and to the buildings and permanent improvements (collectively, the “Improvements”) located on (including underground) the Premises.  By acceptance hereof, Assignee agrees that its ownership of the Improvements shall be subject to the terms and provisions of the Lease.  By acceptance hereof, Assignee further hereby agrees that its ownership of the Improvements, together with all alterations thereto and any other improvements then existing on (including underground) the Land, will automatically revert to the then owner of the Land and the landlord under the Lease upon expiration or earlier termination of the Lease, without compensation to Assignee and free and clear of all claims by Assignee.

6.           Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the parties' respective successors and assigns.

7.           Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed a duplicate original.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Assignment and Assumption of Ground Lease Agreement has been duly executed in multiple counterparts by the parties hereto on the dates set forth below.

ASSIGNOR:
Date:________________________
SUPERTEL LIMITED PARTNERSHIP,
a Virginia limited partnership

By:

Printed: _____________________________

Title: _______________________________

ASSIGNEE:
Date:________________________
WESTMONT USA DEVELOPMENT, INC.,
a Delaware corporation

By:

Name: ____________________________________

Title: _____________________________________

CONSENT OF GROUND LESSOR TO ASSIGNMENT AND ASSUMPTION OF GROUND LEASE

In accordance with Section [______] of the Lease, Alma W. Bennett ("Ground Lessor"), on behalf of itself, and its successors and assigns, hereby consents to the terms and provisions of the Assignment from Assignor to Assignee and whereby Assignee shall have the right to use the Premises (as defined in the Lease), and Ground Lessor hereby releases Assignor from all obligations of the Ground Lease from and after the date of this consent.  Ground Lessor hereby acknowledges that the Lease is in full force and effect and, to its knowledge, Assignor is not in default under the terms thereunder.   Ground Lessor hereby represents and warrants to Assignee that the undersigned individual executing this Consent of Landlord on behalf of Ground Lessor is fully empowered and authorized to execute this Consent of Ground Lessor on behalf of Ground Lessor.

GROUND LESSOR:
Date:________________________
[_________________________________]

By:

Printed: _____________________________

Title: _______________________________

EXHIBIT A TO ASSIGNMENT AND ASSUMPTION OF GROUND LEASE

[INSERT DESCRIPTION OF THE ATLANTA LAND]

EXHIBIT B TO ASSIGNMENT AND ASSUMPTION OF GROUND LEASE

[ATTACH GROUND LEASE]

EXHIBIT B-1 TO ASSIGNMENT AND ASSUMPTION OF GROUND LEASE

Permitted Encumbrances

1.           To be included.

Exhibit “G” - Form of Assignment of Ground Lease Estoppel

Date:  ________________, 2013

Baker & Hostetler LLP
Attn: Jessica Parker Malchow, Esq.
200 South Orange Avenue
Suite 2300
Orlando, Florida 32801
Facsimile: 407-841-0168
Email: jmalchow@bakerlaw.com

Re:  Ground Lease dated October 19, 1967  (collectively, the "Lease") executed between Criswell Baking Company, Inc., as original lessor, and Peachtree Road-Biscayne, Inc. as original lessee and that Alma W. Bennett is presently the owner of record of the Property, as successor-in-interest to Criswell Baking Company, inc. (“Landlord”), and Supertel Limited Partnership, a Virginia limited partnership, as successor-in-interest to Peachtree Road-Biscayne, Inc. (“Tenant”), for that premises known as the Savannah Suites hotel located at 140 Pine Street, Atlanta, Georgia 30308 (the “Property”).

To Whom It May Concern:

The undersigned Landlord understands that Tenant intends to convey its leasehold interest pursuant to the Lease for that certain property located at 140 Pine Street, Atlanta, Georgia 30308  (the "Property") to a purchaser thereof.  The undersigned Landlord does hereby certify as follows:

A.           Tenant and Landlord have entered into the Lease together with all amendments as described above and as attached hereto as Schedule “1”.

B.           The Lease is in full force and effect and has not been modified, supplemented, or amended except as set forth above.

C.           Landlord has not given Tenant written notice of any default under the Lease, and Landlord is not aware of any events which, given the passage of time or delivery of notice, would become a Tenant default under the Lease.

D.           Tenant has paid a security or other deposit with respect to the Lease in the amount of $__________.

E.           Rent due from Tenant pursuant to the Lease is $_____________ due on the first day of each month, and Tenant has fully paid rent to and including the month of __________, 2013.

F.           Other sums that Tenant is responsible for under the Lease are $_____________ and are paid in full through the month of _______________, 2013, except: _______________________

G.           The Lease expires on November 30, 2067, and Tenant does not have any options to renew or extend the term of the Lease.

This Certificate may be relied upon by Supertel Limited Partnership, a Virginia limited partnership, any purchaser of the Property and any lender to any of the foregoing and shall inure to the benefit of their respective successors and assigns.

LANDLORD:

Alma W. Bennett

EXHIBIT “H” – FORM OF ASSIGNMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS AGREEMENT made as of _________, 2013 (the “Effective Date”) by and between Supertel Limited Partnership (“Assignor”) and Westmont USA Development, Inc. (“Assignee”).

WITNESSETH:

Pursuant to that certain Purchase and Sale Agreement, simultaneous herewith, Assignor is selling and conveying to Assignee that certain real property more particularly described on the attached Exhibit “A” (the “Property”).

In connection with the sale of the Property and in consideration of the sum of Ten Dollars ($l0.00) and other good and valuable consideration, Assignor, for itself and its successors and assigns, does hereby assign and transfer unto Assignee, its successors and assigns, all Assignor’s right, title and interest in and to the agreements described in Exhibit “B” attached hereto and incorporated by reference herein (the “Agreements”), and the licenses, permits, certificates of occupancy, authorizations and approvals used in or relating to the ownership, maintenance, occupancy, operation or use of any part of the Property or the hotels located thereon (to the extent transferable by Assignor) as more particularly described on the attached Exhibit “C” (the “Permits”).

Assignee, for itself and its successors and assigns, does hereby accept, assume, take over, and succeed to all Assignor’s right, title and interest in and to the Agreements and Permits and all their terms, conditions, provisions, covenants and obligations contained therein, and in any amendments thereto, which Assignor is obligated to keep or perform that accrue from and after the Effective Date, and hereby covenants with Assignor, its successors and assigns, to fully and faithfully make, keep and perform all payments, terms, conditions, covenants and obligations contained in the Agreements and Permits, to be made, kept, or performed by Assignor on or after the Effective Date.  Assignee does hereby agree, for itself and its successors and assigns, to indemnify, save and hold harmless Assignor, its successors and assigns, from any loss, damage, claim, cost or expense arising from the failure of Assignee, its successors or assigns, to perform any of the terms, conditions, covenants and obligations of the Agreements; provided such indemnity shall extend only as to failures occurring on or after the Effective Date.

Assignor does hereby agree, for itself and its successors and assigns, to indemnify, save and hold harmless Assignee, its successors and assigns, from any loss, damage, claim, cost or expense arising from the failure of Assignor, its successors or assigns, to perform any of the terms, conditions, covenants and obligations of the Agreements; provided such indemnity shall extend only as to failures occurring prior to the Effective Date.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Assumption Agreement to be executed by their proper officers, hereunto duly authorized, as of the day and year first written above.

ASSIGNOR: SUPERTEL LIMITED PARTNERSHIP, a Virginia limited partnership By: Supertel Hospitality REIT Trust Its: General Partner By: Its:	ASSIGNEE: WESTMONT USA DEVELOPMENT, INC., a Delaware corporation By: Its:

[Attach Exhibits A, B and C]

Exhibit “I” - Form of Bill of Sale

BILL  OF  SALE

This BILL OF SALE (“Bill of Sale”) is entered into pursuant to that certain Purchase and Sale Agreement (“Contract”), dated ___________, 2013, by and between __________________________ (“Seller”) and ________________________ ("Buyer"), which Contract relates to certain real property more particularly described on the attached Exhibit "A" ("Property").

KNOW ALL PEOPLE BY THESE PRESENTS, that the Seller, for and in consideration of the sum of Ten and No/100 Dollars ($10.00), lawful money of the United States and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, paid by Buyer to the Seller, the receipt of which is acknowledged, has granted, bargained, sold, conveyed, transferred and delivered, and by this Bill of Sale, does grant, bargain, sell, convey, transfer, and deliver to Buyer, its successors and assigns, all right, title and interest, legal and equitable, in and to the following (as each capitalized term is defined in the Contract, and collectively referred to as the “Property”): (i) the Furnishings, (ii) the Consumables, (iii) the Expendables, (iv) the Books and Records, (v) the Hotel Guest Data and Information, (vi) the Bookings, (vii) the Advance Deposits, and (viii) the Intangible Personal Property (to the extent transferable by Seller); but expressly excluding any Excluded Assets.

TO HAVE AND TO HOLD the same unto Buyer, its successors and assigns forever.

SELLER warrants that the Property is free of all liens and encumbrances made by Seller, and that the Seller will defend the title of the Property against the lawful claims of all persons claiming by, through or under the Seller, but against none other;

AND the Seller agrees to perform all such further acts and execute and deliver all such further agreements, instruments and other documents as Buyer may reasonably request in order to evidence more effectively the conveyance, transfer, assignment and distribution made by Seller under this Bill of Sale.

IN WITNESS WHEREOF, the Seller has signed and sealed this Bill of Sale effective as of  the ____ day of _____________________, 2013.

SELLER:

[Attached Exhibit “1” legal description]